Exhibit 99.31

This business combination is made for the securities of a foreign company.  The business combination is subject to disclosure requirements of a foreign country that are different from those of the United States.  Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country.  You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws.  It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than in the business combination, such as in open market or privately negotiated purchases.

Mediaset España Comunicación, S.A.

Financial Statements for the year
ended 31 December 2018 and
Directors’ Report, together with
Independent Auditor’s Report

Translation of a report originally issued in Spanish based on our work performed in accordance with the audit regulations in force in Spain. In the event of a discrepancy, the Spanish-language version prevails.

Deloitte, S.L Plaza Pablo Ruiz Picasso, 1 Torre Picasso 280 0 Madrid España
Tel: +34 915 14 50 00
www.deloitte.es

Translation of a report originally issued in Spanish based on our work performed in accordance with the audit regulations in force in Spain. In the event of a discrepancy, the Spanish-language version prevails.

INDEPENDENT AUDITOR’S REPORT ON FINANCIAL STATEMENTS

To the Shareholders of Mediaset España Comunicación, S.A.,

Report on the Financial Statements

Opinion

We have audited the financial statements of Mediaset España Comunicación, S.A. (the Company), which comprise the balance sheet as at 31 December 2018, and the income statement, statement of changes in equity, statement of cash flows and notes to the financial statements for the year then ended.

In our opinion, the accompanying financial statements present fairly, in all material respects, the equity and financial position of the Company as at 31 December 2018, and its results and its cash flows for the year then ended in accordance with the regulatory financial reporting framework applicable to the Company (identified in Note 2.1 to the financial statements) and, in particular, with the accounting principles and rules contained therein.

Basis for Opinion

We conducted our audit in accordance with the audit regulations in force in Spain. Our responsibilities under those regulations are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report.

We are independent of the Company in accordance with the ethical requirements, including those pertaining to independence, that are relevant to our audit of the financial statements in Spain pursuant to the audit regulations in force. In this regard, we have not provided any services other than those relating to the audit of financial statements and there have not been any situations or circumstances that, in accordance with the aforementioned audit regulations, might have affected the requisite independence in such a way as to compromise our independence.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Key Audit Matters

Key audit matters are those matters that, in our professional judgement, were of most significance in our audit of the financial statements of the current period. These matters were addressed in the context of our audit of the financial statements as a whole, and in forming our opinion thereon, and we do not provide a separate opinion on these matters.

Deloitte, S.L. Inscrita en el Registro Mercantil de Madrid, tomo 13.650, sección 8a, folio 188, hoja M-54414, inscripción 96a. C.I.F.: B-79104469. Domicilio social: Plaza Pablo Ruiz Picasso, 1, Torre Picasso, 28020, Madrid.

Recognition of advertising revenue

Description

As indicated in Note 18 to the accompanying financial statements, advertising revenue accounts for approximately 99% of the Company’s total revenue and relates mainly to insertions of advertisements in spaces owned by the Company, almost all of which come from a single customer, Publiespaña, S.A. (Sole-Shareholder Company), which is in turn a wholly-owned investee of the Company, as detailed in Note 7.1 to the accompanying financial statements.

The recognition of this revenue relates mainly to the performance of an agreement entered into by the two parties, with amounts based on the sales of Publiespaña, S.A. (Sole-Shareholder Company) to the end customer, which arise from a large number of transactions and the accrual of the revenue on a daily basis. The revenue recognition is also determined by the terms and conditions established in specific negotiations with each customer, which are integrated into its computer systems.

In view of the concentration of transactions with Publiespaña, S.A. (Sole-Shareholder Company), their direct association with the revenue of that entity, which relates to a high number of transactions and the existence of various contractual terms and conditions established with the end customer, the advertising revenue occurrence, accuracy and cutoff were considered to be a key matter in our audit.

Procedures applied in the audit

Our audit procedures included, among others, the review of the design and implementation of the controls considered to be relevant to the mitigation of the risks associated with the advertising revenue recognition process, and tests to verify that the controls operate effectively.

We involved our specialists in information technology and systems in the performance of audit tests on the computer tool for billing and monitoring audiences.

In addition, we performed substantive tests of details by performing the reconciliation with Publiespaña, S.A. (Sole-Shareholder Company) as well as a review, on a selective basis, of the documentation supporting insertions of advertisements over the year, in order to verify, mainly, their actual broadcast and the consistency of their recognition with the agreed-upon contractual terms and conditions.

We also performed substantive analytical procedures on the main accounting line items affected, taking into account their performance in recent years, market data and expectations as to their foreseeable evolution.

Lastly, we assessed the adequacy of the disclosures provided in the notes to the accompanying financial statements (see Notes 4 and 18) required by the applicable regulatory financial reporting framework.

Other Information: Directors’ Report

The other information comprises only the directors’ report for 2018, the preparation of which is the responsibility of the Company’s directors and which does not form part of the financial statements.

Our audit opinion on the financial statements does not cover the directors’ report. Our responsibility relating to the information contained in the directors’ report is defined in the audit regulations in force, which establish two distinct levels of responsibility in this regard:

a)             A specific level that applies to the non-financial information statement, as well as to certain information included in the Annual Corporate Governance Report (ACGR), as defined in Article 35.2.b) of Spanish Audit Law 22/2015, which consists solely of checking that the aforementioned information has been provided in the directors’ report, or, as the case may be, that the directors’ report contains the corresponding reference to the separate report on non-financial information as provided for in the applicable legislation and, if this is not the case, reporting this fact.

b)             A general level applicable to the other information included in the directors’ report, which consists of evaluating and reporting on whether the aforementioned information is consistent with the financial statements, based on the knowledge of the entity obtained in the audit of those financial statements and excluding any information other than that obtained as evidence during the audit, as well as evaluating and reporting on whether the content and presentation of this section of the directors’ report are in conformity with the applicable regulations. If, based on the work we have performed, we conclude that there are material misstatements, we are required to report that fact.

Based on the work performed, as described above, we have checked that the directors’ report includes a reference to the fact that the non-financial information described in section a) above is presented in the consolidated directors’ report of the Mediaset España Comunicación Group to which the Company belongs, that the information in the ACGR mentioned in that section is included in the directors’ report, and that the other information in the directors’ report is consistent with that contained in the financial statements for 2018 and its content and presentation are in conformity with the applicable regulations.

Responsibilities of the Directors and of the Audit and Compliance Committee for the Financial Statements

The directors are responsible for preparing the accompanying financial statements so that they present fairly the Company’s equity, financial position and results in accordance with the regulatory financial reporting framework applicable to the Company in Spain, and for such internal control as the directors determine is necessary to enable the preparation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, the directors are responsible for assessing the Company’s ability to continue as a going concern, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting unless the directors either intend to liquidate the Company or to cease operations, or have no realistic alternative but to do so.

The audit and compliance committee is responsible for overseeing the process involved in the preparation and presentation of the financial statements.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion.

Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with the audit regulations in force in Spain will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these financial statements.

A further description of our responsibilities for the audit of the financial statements is included in Appendix 1 to this auditor’s report. This description, which is on the following pages, forms part of our auditor’s report.

Report on Other Legal and Regulatory Requirements

Additional Report to the Audit and Compliance Committee

The opinion expressed in this report is consistent with the content of our additional report to the Company’s audit and compliance committee dated 27 February 2019.

Engagement Period

The Annual General Meeting held on 27 April 2017 appointed us as auditors for a period of three years from the year ended 31 December 2017.

DELOITTE, S.L.

Registered in ROAC under no. S0692

Appendix 1 to our auditor’s report

Further to the information contained in our auditor’s report, in this Appendix we include our responsibilities in relation to the audit of the financial statements.

Auditor’s Responsibilities for the Audit of the Financial Statements

As part of an audit in accordance with the audit regulations in force in Spain, we exercise professional judgement and maintain professional scepticism throughout the audit. We also:

•                  Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control.

•                  Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control.

•      Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by the directors.

•                  Conclude on the appropriateness of the use by the directors of the going concern basis of accounting and, based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the Company’s ability to continue as a going concern. If we conclude that a material uncertainty exists, we are required to draw attention in our auditor’s report to the related disclosures in the financial statements or, if such disclosures are inadequate, to modify our opinion. Our conclusions are based on the audit evidence obtained up to the date of our auditor’s report. However, future events or conditions may cause the Company to cease to continue as a going concern.

•                  Evaluate the overall presentation, structure and content of the financial statements, including the disclosures, and whether the financial statements represent the underlying transactions and events in a manner that achieves fair presentation.

We communicate with the entity’s audit and compliance committee regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that we identify during our audit.

We also provide the entity’s audit and compliance committee with a statement that we have complied with relevant ethical requirements, including those regarding independence, and we have communicated with it to report on all matters that may reasonably be thought to jeopardise our independence, and where applicable, on the related safeguards.

From the matters communicated with the entity’s audit and compliance committee, we determine those matters that were of most significance in the audit of the financial statements of the current period and are therefore the key audit matters.

We describe these matters in our auditor’s report unless law or regulation precludes public disclosure about the matter.

6

Mediaset España Comunicación, S.A.

Financial Statements for the year ended 31 December 2018 and the Management Report, together with the independent Auditors Report

DISCLAIMER: The English version is a translation of the original in Spanish for information purposes only. In case of a discrepancy, the Spanish original will prevail.

MEDIASET ESPAÑACOMUNICACIÓN, S.A.

Financial Statements and Management Report for the year ended December 31, 2018

TABLE OF CONTENTS

1.              Balance sheet at December 31, 2018

2.              Income statement for the year ended December 31, 2018

3.              Statement of changes in equity for the year ended December 31, 2018

4.              Cash flow statement for the year ended December 31, 2018

5.              Notes to the financial statements for the year ended December 31, 2018

6.              Management Report for the year ended December 31, 2018

MEDIASET ESPAÑA COMUNICACIÓN, S.A.

Balance as of December 31, 2018

(In thousands of Euros)

ASSETS	Notes	2018	2017

NON-CURRENT ASSETS		756,407	837,715
Intangible assets	6	484,808	539,538
Patents, licenses, and trademarks		155,500	172,005
Goodwill		201,585	230,383
Software		3,906	3,281
Audio-visual property rights		123,817	133,869
Property, plant and equipment	5	57,686	59,760
Land and buildings		26,440	26,801
Plant and other PP&E items		27,586	29,843
Property, plant and equipment under construction and prepayments		3,660	3,116
Investment in group companies and associates	7	156,038	173,326
Equity instruments		122,349	121,149
Loans to group companies	8.1	32,889	47,808
Loans to associates	8.1	800	4,369
Financial investments	8.1	116	265
Equity instruments Loans to third parties		100	250
Other financial assets		16	15
Deferred tax assets	15	57,759	64,826

CURRENT ASSETS		426,013	399,853
Inventories	9	9,753	5,791
Finished products		9,720	5,552
Prepayments to suppliers		33	239
Trade and other receivables	10	238,930	242,865
Trade receivables	8.1	8,009	5,713
Trade receivables from group companies and associates	8.1	219,436	221,962
Sundry accounts receivable	8.1	1,092	—
Employee receivables	8.1	54	35
Current tax assets	15	10,339	15,155
Current investments in group companies and associates	8.1	37,030	41,336
Loans to group companies		30,019	26,305
Other financial assets		7,011	15,031
Current Financial assets	8.1	745	105
Current Loans		185	50
Derivatives		508	—
Other financial assets		52	55
Other current assets	11	8,239	12,387
Cash and cash equivalents	12	131,316	97,369
Cash		131,316	97.369

TOTAL ASSETS		1.182.420	1.237.568

Notes 1 to 21 described in the accompanying Annual Report form an integral part of the Balance Sheet as of December 31, 2018.

Madrid, February 27, 2019

MEDIASET ESPAÑA COMUNICACIÓN, S.A.

Balance as of December 31, 2018

(In thousands of Euros)

EQUITY AND LIABILITIES	Notes	2018	2017

EQUITY		831.513	853.921
CAPITAL AND RESERVES		831.513	853.921
Share capital	13	163.718	168.359

Issued capital		163.718	168.359
Share premium	13	313.235	409.041
Reserves	13	179.471	212.355

Legal and statutory reserves		32.744	33.672
Other reserves		146.727	178.683
Treasury shares	13	—	(100.500)

Profit for the year		175.089	164.666

NON-CURRENT LIABILITIES		9.290	13.807
Provisions	14	8.787	13.291

Provisions for contingencies and liabilities		8.787	13.291
Borrowings	8.2	108	258

Other non-current financial liabilities		108	258
Deferred tax liabilities	15	395	258

CURRENT LIABILITIES		341.617	369.840
Borrowings	8.2	48.111	54.224

Bank borrowings		—	3
Liabilities arising from derivative financial instruments		92	1.014
Other financial liabilities		48.019	53.207
Borrowings from group companies and associates	8.2	159.458	147.759
Trade and other payables		133.757	167.756

Suppliers	8.2	87.347	130.750
Suppliers, group companies and associates	8.2	13.294	9.311
Various payables	8.2	2	873
Employee benefits payable	8.2	11.619	9.791
Other payables to public administrations	15	21.495	17.031
Accruals		291	101

TOTAL EQUITY AND LIABILITIES		1.182.420	1.237.568

Notes 1 to 21 described in the accompanying Annual Report form an integral part of the Balance Sheet as of December 31, 2018.

Madrid, February 27, 2019

MEDIASET ESPAÑA COMUNICACIÓN, S.A.

Income statement for the year ended 31 December 2018

(In thousands of Euros)

	Notes	2018	2017
CONTINUING OPERATIONS
Revenue	18	787,031	791,741
Sale		777,325	782,140
Rendering of services		9,706	9,601
Changes in inventory of finished goods and work in progress	18	4,168	(692)
Work performed by the entity and capitalized		5,111	4,948
Cost of sales	18	(216,788)	(192,684)
Consumption of goods for resale		(216,788)	(192,684)
Other operating income		12,369	14,180
Ancillary income		12,368	14,166
Operating grants taken to income		1	14
Employee benefits expense		(91,441)	(88,128)
Wages and salaries	18	(75,803)	(72,464)
Social security costs	18	(15,638)	(15,664)
Other operating expenses		(188,456)	(202,325)
External services	18	(162,996)	(176,575)
Taxes		(25,536)	(25,764)
Losses on, impairment of and change in trade provisions		76	14
Depreciation and amortization	5,6	(195,878)	(226,964)
Overprovisions		1,749	6,491
Impairment losses and gains (losses) on disposal of non-current assets		615	(1,914)
Impairment losses	6	830	(1,654)
Gains (losses) on disposal and other gains and losses	5,6	(215)	(260)
OPERATING PROFIT		118.480	104.653
Finance Income		76,933	72,652
From equity investments		75,301	71,001
In group companies and associates	19	75,301	71,001
From marketable securities and other financial instruments		1,632	1,651
Of group companies and associates	19	1,361	1,631
Of third parties		271	20
Finance cost		(1,959)	(473)
Third-party borrowings		(1,959)	(473)
Exchange gains (losses)		268	(733)
Impairment and gains (losses) on disposal of financial instruments		12,353	5,788
FINANCIAL RESULT		87,595	77,234

PROFIT BEFORE TAX		206,075	181,887
Income tax	15	(30,986)	(17,221)
PROFIT FOR THE PERIOD FROM CONTINUING OPERATIONS		175,089	164,666

DISCONTINUED OPERATIONS		—	—
Profit/(loss) after tax for the year from discontinued operations		175,089	164,666

Notes 1 to 21 described in the accompanying Annual Report form an integral part of the Income Statement for the year ended December 31, 2018.

Madrid, February 27, 2019

MEDIASET ESPAÑA COMUNICACIÓN, S.A.

Statement of changes in equity for the year ended December 31, 2018

(In thousands of Euros)

A)  Statement of recognised income and expenses for the year ended December 31, 2018

	Notes	2018	2017

PROFIT FOR THE PERIOD		175,089	164,666

INCOME AND EXPENSES RECOGNIZED DIRECTLY IN EQUITY
From measurement of financial instruments		—	—
Available-for-sale financial assets		—	—
Other income/expense		—	—
From cash flows hedges Currency translation differences
Currency translation differences
Grants, donations and bequests received		—	—
From actuarial gains and losses, and other adjustments		—	—
Tax effect		—	—
TOTAL INCOME AND EXPENSE RECOGNIZED DIRECTLY IN EQUITY		—	—

AMOUNTS TRANSFERRED TO INCOME STATEMENT
From measurement of financial instruments		—	—
Available-for-sale financial assets		—	—
Other income/expense		—	—
From cash flows hedges		—	—
Grants, donations and bequests received		—	—
Tax effect		—	—
TOTAL AMOUNTS TRANSFERRED TO INCOME STATEMENT		—	—

TOTAL RECOGNIZED INCOME AND EXPENSE		175,089	164,666

Notes 1 to 21 described in the accompanying Annual Report form an integral part of the Statement of Changes in Equity for the year ended December 31, 2018.

Madrid, February 27, 2019

MEDIASET ESPAÑA COMUNICACIÓN, S.A.

Statement of changes in equity for the year ended December 31, 2018

(In thousands of Euros)

B)  Statement of changes in equity for the year ended December 31, 2018

	Issued Capital (Note 13.a)	Share Premium (Note 13.b)	Legal Reserve (Note 13.c)	Reserves for share option plans	Goodwill reserve (Note 13.d)	Voluntary reserves	Total Other reserves	Treasury shares (Note 13.f)	Profit for year	TOTAL CAPITAL AND RESERVES	Valuation Adjustments	TOTAL EQUITY
ADJUSTED BALANCE AT 1/1/2017	168,359	409,041	33,672	—	57,596	149,606	207,202	—	147,201	965,475	—	965,475

Total recognized income and expense	—	—	—	—	—	—	—	—	164,666	164,666	—	164,666

Transactions with shareholders and owners
Share capital reduction	—	—	—	—	—	—	—	—	—	—	—	—
Dividend distribution (Note 13.e)	—	—	—	—	—	(28,519)	(28,519)	—	(147,201)	(175,720)	—	(175,720)
Transactions with shares or own equity instruments (net)	—	—	—	—	—	—	—	(100,500)	—	(100,500)	—	(100,500)

BALANCE AT 31/12/2017	168,359	409,041	33,672	—	57,596	121,087	178,683	(100,500)	164,666	853,921	—	853,921

ADJUSTED BALANCE AT 1/1/2018	168,359	409,041	33,672	—	57,596	121,087	178,683	(100,500)	164,666	853,921	—	853,921

Total recognized income and expense	—	—	—	—	—	—	—	—	175,089	175,089	—	175,089

Transactions with shareholders and owners
Share capital reduction	(4,641)	(95,806)	(928)	—	—	928	928	—	—	(100,447)	—	(100,447)
Dividend distribution (Note 13.e)	—	—	—	—	—	(32,830)	(32,830)	—	(164,666)	(197,496)	—	(197,496)
Transactions with shares or own equity instruments (net)	—	—	—	—	—	(54)	(54)	100,500	—	100,446	—	100,446
BALANCE AT 31/12/2018	163,718	313,235	32,744	—	57,596	89,131	146,727	—	164,666	831,513	—	831,513

Madrid, February 27, 2019

Notes 1 to 21 described in the accompanying Annual Report form an integral part of the statement of changes in equity for the year ended as of December 31, 2018.

MEDIASET ESPAÑA COMUNICACIÓN, S.A.

Statement of cash flows for the year ended December 31, 2018

(In thousands of Euros)

	Notes	2018	2017
CASH FLOW FROM OPERATING ACTIVITIES
Profit before tax		206,075	181,887
Adjustments to profit		121,740	155,052
Depreciation and amortization (+)	5,6	195,878	226,964
Impairment losses (+/-)	6,7	17,480	(9,394)
Changes in provisions (+/-)	14	(4,506)	4,141
Gains/(losses) from derecognition and disposals of fixed assets (+/-)	5,6	215	260
Proceeds from disposals of financial instruments (+/-)		(12,353)	5,260
Finance income (-)		(76,933)	(72,652)
Finance costs (+)		1,959	473
Change in working capital		(29,690)	14,104
Inventories	9,18	(4,168)	692
Trade and other receivables		3,935	(4,847)
Other current assets		4,353	(5,729)
Trade and other payables		(34,000)	24,332
Other current liabilities		190	(344)
Other cash flows from operating activities		31,436	50,973
Interest paid (-)		(1,959)	(473)
Dividends received (+)	19	75,301	71,001
Interest received (+)		1,632	1,651
Proceeds (payments) for income tax (+/-)		(43,538)	(21,206)
Other proceeds (payments) (+/-)		—	—
CASH FLOWS FROM OPERATING ACTIVITIES		329,561	402,016
CASH FLOWS FROM INVESTING ACTIVITIES
Payments on investments (-)		(139,099)	(174,898)
Group companies and associates		—	(7,416)
Intangible assets	6	(131,006)	(156,350)
Property, plant and equipment	5	(7,453)	(11,069)
Other financial assets		(640)	(63)
Proceeds from disposal (+)		35,471	16,461
Group companies and associates		22,795	16,461
Other financial assets		12,676	—
CASH FLOWS FROM INVESTING ACTIVITIES		(103,628)	(158,437)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from and payments on equity instruments		(343)	(100,822)
Acquisition of own equity instruments (-)	13	(343)	(100,822)
Proceeds from and payments on financial liabilities		5,585	(14,313)
Issues		11,699	9,251
Borrowings from group companies and associates (+)		11,699	9,251
Repayment and redemption of		(6,114)	(23,564)
Bank borrowings (-)		(3)	(16)
Borrowings from group companies and associates (-)		—	(5,435)
Other borrowings (-)		(6,111)	(18,113)
Dividends paid and payments on other equity instruments	13	(197,496)	(175,720)
Dividends paid (-)		(197,496)	(175,720)
CASH FLOWS FROM FINANCING ACTIVITIES		(192,254)	(290,855)

NET FOREIGN EXCHANGE DIFFERENCE		268	(733)

NET INCREASE/DECREASE IN CASH AND CASH EQUIVALENTS		33,947	(48,009)
Cash and cash equivalents at the beginning of the year	12	97,369	145,378
Cash and cash equivalents at the end of the year	12	131,316	97,369

Notes 1 to 21 described in the accompanying Annual Report form an integral part of the Statement of cash flows as of December 31, 2018.

Madrid, February 27, 2019

MEDIASET ESPAÑA COMUNICACIÓN, S.A.

Notes to the financial statements for the year ended December 31, 2018

(In thousands of Euros)

1. Activity

MEDIASET ESPAÑA COMUNICACIÓN, S.A. (called Gestevisión Telecinco, S.A. until April 12, 2011), (hereinafter “the Company”) was incorporated in Madrid on March 10, 1989. Its registered address is Carretera de Fuencarral a Alcobendas 4, 28049 Madrid.

The Company engages in the indirect management of a public television service. At 31 December 2018 the Company operated seven TV channels (Telecinco, Factoría de Ficción, Boing, Cuatro, Divinity, Energy and BeMad). The licenses to operate these channels were granted as follows:

•                  Under the terms of the State concession granted by the General Secretariat of Communications’ Resolution of August 28, 1989 and the concession agreement contained in the public deed of October 3, 1989, as well as all-natural operations related to and as a consequence of that management.

•                  This agreement was renewed for ten years from April 3, 2000 under a Council of Ministers’ agreement dated March 10, 2000.

•                  A Council of Ministers’ resolution dated November 25, 2005 extended this concession agreement as well as those of other national concessionaires to include three DTT (digital terrestrial television) channels.

•                  A Council of Ministers’ agreement dated March 26, 2010 renewed this concession for an additional ten years.

The Company made all the investments required to start digital transmissions pursuant to Royal Decree 2169/1998, of October 9, which approved the Spanish National Technical Plan for Digital Terrestrial TV. Without prejudice to the above and in conformity with Transitional Provision Two of the Audio-visual Law, on May 3, 2010 the Company requested that the concession be changed to a license to offer an audio-visual communication service. Under the Council of Ministers’ resolution of June 11, 2010, the concession became a 15-year license to offer an audio-visual communication service. This license is automatically renewable for the same period provided the Company meets the requirements of Article 28 of the Law 7/2010, of March 31 (Audio-visual Law).

•                  Since the analogical blackout on April 3, 2010 (when analogical broadcasts ended), and by virtue of the Third Additional Provision of Royal Decree 944/2005 on May 4, 2010, the Company had access to a multiple digital license with national coverage, which increased the channels it managed to four.

•                  Following the acquisition of Sociedad General de Televisión Cuatro, S.A.U. in 2010, the Company obtained Cuatro’s multiplex licenses (Cuatro and three more channels).

•                  On May 6, 2014, the digital channels La Siete and Nueve ceased broadcasting in compliance with the sentence handed down by the Third Chamber of the Supreme Court, as decided at a Council of Ministers meeting held on March 22, 2013.

•                  Based on an agreement reached by the Council of Ministers on October 16, 2015, the Company was granted a 15-year license to operate a new high-definition TDT channel, which may be extended in accordance with the terms stipulated by Audio-visual Law. Set broadcasting must begin within six months of being granted. Said channel, BeMad, began broadcasting on April 21, 2016, within the legal deadline set in the specifications for granting the license.

As per Article 3 of its Articles of Association, the Company was incorporated for an indefinite period.

MEDIASET ESPAÑA COMUNICACIÓN, S.A.

Notes to the financial statements for the year ended December 31, 2018

(In thousands of Euros)

The Company became exchange-listed on June 24, 2004, when it was listed on the stock exchanges of Madrid, Barcelona, Bilbao and Valencia and became an IBEX-35 company on January 3, 2005.

2. Basis of presentation of the financial statements

2.1 Regulatory framework of financial information applicable to the Company

These financial statements have been formulated by the administrators in accordance with the regulatory framework of financial information applicable to the Company, which is established in:

a.              Commercial Code and other corporate legislation.

b.              GAAP enacted by Royal Decree 1514/2007, which was amended by Royal Decree 602/2016, and its sectoral adaptations.

c.               The mandatory compliance rules approved by the Accounting and Audit Institute in the development of the Generally Accepted Accounting Plan and its complementary regulations.

d.              The mandatory compliance rules approved by the National Securities Market Commission.

e.               Other Spanish accounting regulations that may apply.

The figures shown in these financial statements are presented in thousands of euros unless otherwise indicated.

2.2 True and fair view

The accompanying annual financial statements have been prepared from the Company’s accounting records in accordance with prevailing accounting legislation in order to give a true and fair view of the equity, financial position and results of the Company, as well as the cash flows reported in the cash flow statement.

These financial statements have been prepared by the directors of the Company and will be submitted for approval by the shareholders in general meeting. It is expected that they will be approved without modification.

In these current annual accounts, that information or breakdowns, not requiring any detail due to their qualitative importance, have been considered non-material or have no relative importance according to the concept of materiality or relative importance defined in the conceptual framework of the PGC. 2007 have been omitted.

2.3 Comparative information

The application of accounting principles for the years 2018 and 2017 has been uniform, therefore, no operations or transactions exist that have been registered following different accounting principles that could cause discrepancies in the interpretation of the comparative figures for both periods.

2.4 Preparation of the consolidated financial statements

The Company, as the parent of a corporate group in accordance with the current law and given that it is a listed company, is obliged to present consolidated financial statements in accordance with the International Financial Reporting Standards as approved by the European Union. Accordingly, the corresponding annual consolidated financial statements were prepared together with these individual financial statements. Consolidated equity and net profit for the year ended December 31, 2018 amounted to 904,805 thousand euros and 200,326

MEDIASET ESPAÑA COMUNICACIÓN, S.A.

Notes to the financial statements for the year ended December 31, 2018

(In thousands of Euros)

thousand euros, respectively.

2.5 Grouping of items

Certain items of the Balance Sheet, the Income Statement, the Statement of Changes in Equity and the Statement of Cash Flows are presented in a grouped manner to facilitate understanding, although, to the extent that it is significant, has included the information separately in the Notes of the report.

2.6 Critical issues concerning the assessment of uncertainty

The preparation of the Company’s annual financial statements requires the Directors to make judgments, estimates and assumptions which affect the application of accounting principles and the balances of assets, liabilities, income and expenses, and the disclosure of contingent assets and liabilities at the reporting date. These estimates and assumptions are based on historical experience and various other factors believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying amount of the assets and liabilities that are not readily apparent from other sources. Those estimates and assumptions are reviewed on an ongoing basis. The effects of the reviews of the accounting estimates are recognised in the period during which they are carried out, if they relate solely to that period, or in the period reviewed and future periods if the review affects both current and future periods. Nevertheless, the uncertainty inherent in the estimates and assumptions may lead to results that necessitate adjusting the carrying values of the assets and liabilities affected in the future.

Aside from the general process of making systematic and periodically revising estimates, the directors made certain value judgments on issues that have a special effect on the Financial Statements.

The main judgments as well as the estimates and assumptions regarding future events, and other uncertain sources of estimates at the date of preparation of the Financial Statements that may cause corrections to assets and liabilities are as follows:

Impairment of non-current assets

The valuation of non-current assets, other than financial assets, requires estimates to be made in order to determine their fair value, in order to assess possible impairment. To determine fair value, the Directors analyse both the market value and the expected cash flows from assets or the cash-generating units to which they belong and apply an appropriate discount rate to calculate the present value of these cash flows.

Future cash flows depend on meeting the business plan for upcoming years, whereas discount rates depend on the interest rate and the risk premium associated with each cash generating unit. Note 6 includes the hypotheses used to calculate the value of the cash-generating units and includes a sensitivity analysis of the changes in the hypotheses used.

Deferred tax assets

Deferred tax assets are registered when the Income Tax Group, of which the company is the parent is likely to have future taxable profit against which allow these assets to be applied.

To determine the amount of deferred tax assets that can be registered, the Directors estimate the amounts and dates on which future taxable profits will be obtained, and the reversion period of taxable temporary differences.

Useful life of property, plant and equipment, and intangible assets

MEDIASET ESPAÑA COMUNICACIÓN, S.A.

Notes to the financial statements for the year ended December 31, 2018

(In thousands of Euros)

The Company periodically reviews the useful life of its property, plant and equipment, and its intangible assets, prospectively adjusting the provisions for depreciation when the estimates change.

Provisions and contingent liabilities

The Company recognises provisions for risks in accordance with the accounting policy set forth in Note 4.10. The Company has made judgments and estimates regarding the probability of the said risks occurring, as well as the amount thereof, and has recognised a provision when the risk has been considered likely, estimating the cost that such an occurrence would represent for it. When risks are considered possible, no provisions are registered (Note 14).

Calculation of fair values, values in use and present values

Estimating fair values, values in use, and present values entails calculating future cash flows and making assumptions on the future values of flows as well as the applicable discount rates. The estimates and related assumptions are based on historical experience and various other factors understood to be reasonable under the circumstances.

3. Allocation of profit

The Directors have proposed the following allocation of profit, pending approval by the General Shareholders’ Meeting, expressed in thousands of euros:

Amount
Proposed appropriation
Profit for the year	175,089

Total	175,089

Appropriation to:
Dividend	100,163
Voluntary reserves	74,926

Total	175,089

Limitations on the distribution of dividends

The Company is obliged to transfer 10% of the profit for the year to a legal reserve until this reserve reaches an amount at least equal to 20% of share capital. Unless the balance of the reserve exceeds this amount, it cannot be distributed to shareholders. At the date of preparation of these financial statements, the mandatory legal reserve is fully constituted.

Once the requirements set by law or the company’s Articles of Association have been met, dividends may only be distributed against profit for the year or against freely distributable reserves if the value of equity is not lower than share capital or would not be caused to be less than share capital by the distribution of dividends. Accordingly, profit recognised directly in equity may not be distributed either directly or indirectly. Where losses exist from previous years that reduce the Company’s equity to below the amount of share capital, profit must be allocated to offset these losses.

MEDIASET ESPAÑA COMUNICACIÓN, S.A.

Notes to the financial statements for the year ended December 31, 2018

(In thousands of Euros)

4. Recognition and valuation standards

The main recognition and valuation accounting standards applied in the preparation of these financial statements are as follows:

4.1 Intangible assets

Intangible assets are measured at cost of acquisition or production, less accumulated depreciation and any impairment losses. An intangible asset is recognised as such only if it is likely to generate future income for the Company and its cost can be reliably measured.

The financial expenses of specific or generic funding of assets with installation periods exceeding one year accrued before the assets are put to use are included in the acquisition or production cost.

Intangible assets are amortised using the straight-line method over their estimated useful lives and recoverability is analysed when events or changes in circumstances take place that indicate that their net book value may not be recovered. Amortisation methods and schedules are revised annually at year end and, where appropriate, adjusted prospectively. When the useful life of these assets cannot be reliably estimated, they are amortised over a period of 10 years.

Goodwill

Goodwill is included in the asset when its value is revealed by virtue of an onerous acquisition, in the context of a combination of businesses.

Goodwill is allocated to each of the cash generating units on which the benefits of the synergies of the combination of businesses are expected to fall. Subsequent to its initial recognition, goodwill is valued at acquisition price less accumulated amortisation and, if applicable, the accumulated amount of recognised impairment corrections. In accordance with the applicable regulations, the useful life of the goodwill has been established in 10 years and its amortisation is linear.

Computer software

This concept includes the amounts paid for title to or the right to use computer programs; those that are developed in-house are included only when they are expected to be used over several years.

Computer software maintenance costs are expensed directly in the year in which they are incurred.

Computer software is amortised on a straight-line basis over three years from the date on which it starts to be used.

Patents, licenses, and trademarks.

These relate mainly to trademarks and concessions for television channels. The “Cuatro” trademark and the “Cuatro” multiplex operators’ license were identified in the Sogecuatro Group purchase price allocation price. On the one hand the “Cuatro” trademark has an estimated useful life of 20 years. On the other hand, the license is amortised on a straight-line basis in 10 years from January 1, 2016 in accordance with the provisions of Royal Decree 602/2016.

Until 2015, licenses were considered to have an indefinite useful life, in accordance with the provisions of the Generally Accepted Accounting Plan approved by Royal Decree 1514/2007, it was not amortised.

MEDIASET ESPAÑA COMUNICACIÓN, S.A.

Notes to the financial statements for the year ended December 31, 2018

(In thousands of Euros)

Effective starting January 1, 2016, as indicated in Royal Decree 602/2016 of December 2, goodwill is amortised on a straight-line basis over its 10-year useful life.

Audio-visual property rights

The following intangible assets are recognised under this heading:

Property rights on external audio-visual production

These rights are initially recognised at their acquisition price. If they are acquired for a fixed price per package and the breakdown of the individual value of each product is not provided, individual values are calculated based on a weighting factor equivalent to the acquisition cost of products of a similar type and category, as if the acquisition were made on an individual basis. If the contract stipulates the individual value of each product/title, this is taken directly as the value of the asset.

The right is recognised at the time the material becomes available for broadcasting pursuant to the contract and is recognised under “Customer Advances” until it becomes available for broadcasting. In the case of several rights associated with a single contract that become available during the same year but on different dates, the Company recognises the inclusion of the rights under the contract on the date on which the first right is available for broadcasting.

These rights are amortised based on the number of screenings, as follows:

1.                   Films and TV movies (non-series)

* Contractual rights for two screenings:

First screening: 50% of acquisition cost

Second screening: 50% of acquisition cost.

* Contractual rights for three or more screenings:

First screening: 50% of acquisition cost

Second screening: 30% of acquisition cost.

Third screening: 20% of acquisition cost

2.                   Other products (series)

* Contractual rights for two or more screenings:

First screening: 50% of acquisition cost

Second screening: 50% of acquisition cost

When a screening is sold to a third party, the value of the screening, calculated on the basis of the above percentages, is amortised on the basis of the buyer’s territorial capacity to distribute the television signal. A cost of goods sold is recognised based on the revenues generated in the territory where the screening has been sold and adjustments are made to the unsold value of the screening in question.

When audience figures for first screenings or channel programming indicate that the net book value is below the estimated real value, specific impairment provisions are recognised for each product or right.

In-house series production rights

These include productions that the Company, as the owner, may both broadcast and subsequently sell.

MEDIASET ESPAÑA COMUNICACIÓN, S.A.

Notes to the financial statements for the year ended December 31, 2018

(In thousands of Euros)

Their value includes both the costs incurred directly by the Company and recorded in the line “Work performed by the entity and capitalised” of the Income Statement, and the amounts billed by third parties.

The residual value, estimated at 2% of total cost, is amortised on a straight-line basis over three years from the time the productions are available, unless these rights are sold to third parties during the amortisation period, in which case the remaining value is expensed to the revenues generated by the sale.

Amortisation is based on the screenings, as follows:

•                  Series of less than 60 minutes or more and/or broadcast daily.

First screening: 100% of the amortisable value

•                  Series of 60 minutes or more and/or broadcast weekly

First screening: 90% of the amortisable value

Second screening: 10% of the amortisable value, with the exception of promotional broadcasts.

In addition, the residual values of broadcasting rights over three years old, from the date of recording of the assets, are written off.

When audience figures for first screenings or channel programming indicate that the net book value is not in line with the real estimated value, impairment provisions are recorded specifically for each product or right.

Distribution rights

These include the rights acquired by the Company for their exploitation in all windows in Spain.

The cost of the right is that stipulated in the contract. Amortisation of distribution rights is recognised based on the expected consumption pattern in each window in which the right is exploited, as well as the estimated audiences for each window.

When the free-to-air broadcasting or right commences, it is reclassified under audio-visual property rights.

In the free-to-air window, the amortisation of the rights is recognised in the same way as in the case of audio- visual property rights, as detailed in the corresponding note.

Coproduction rights

These include the coproduction rights acquired by the Company for use in all windows.

The cost of the right is that which is stated in the contract. Amortisation of distribution rights is recognised based on the expected consumption pattern in each window in which the right is exploited, as well as the estimated audiences for each window.

When the free-to-air broadcasting or right commences, it is reclassified under audio-visual property rights.

In the free-to-air window, the amortisation of the rights is recognised in the same way as in the case of audio- visual property rights, as detailed in the corresponding note.

MEDIASET ESPAÑA COMUNICACIÓN, S.A.

Notes to the financial statements for the year ended December 31, 2018

(In thousands of Euros)

Rights: options, scripts, development

Necessary expenses for the analysis and development of new projects are recognised under this heading. The scripts acquired are valued at their acquisition cost.

At the moment in which a production right to which it is associated begins, the right is reclassified to the corresponding rights account and amortised accordingly.

Master copies and dubbing

Master copies refer to the media supporting the audio-visual rights and to the cost of dubbing original versions.

These are valued at cost and amortised in the same proportion as the audio-visual rights with which they are associated.

4.2 Retransmission rights

The costs for the rights to broadcast sport are recognised under “Cost of Sales” on the Income Statement at the cost stipulated in the contract. The costs are recognised when each event is broadcast. Advance payments are recognised under “Other current assets”.

4.3 Property, plant and equipment

Property, plant and equipment are initially valued at either acquisition or production cost.

Following their initial recognition, they are valued at cost less accumulated depreciation and any impairment losses.

The financial expenses of specific or generic funding of assets, which have an installation period that exceeds one year, accrued before the assets are put to use are included in the acquisition or production cost.

When, based on an analysis of the nature and conditions of a lease agreement, all risks and rewards incidental to ownership of the leased item are considered to be substantially transferred to the Company, the agreement is classified as a financial lease. Therefore, the ownership acquired through these financial leases is valued, based on its nature in the PP&E, at an amount equivalent to the lower of its fair value and the present value of the minimum payments established at the beginning of the lease agreement, minus the accumulated depreciation and any impairment loss. There were no finance lease agreements at year end 2018 and 2017.

Expenses for repairs which do not prolong the useful life of the assets, as well as maintenance expenses, are recognised in the income statement in the year that they are incurred. Expenses incurred for expansion or improvements which increase the productivity or prolong the useful life of the asset are capitalised as an increase in the value of the item.

Depreciation expenses are recognised in the Income Statement. The elements of this item depreciate from the moment in which they are available to be brought into service. Property, plant and equipment are depreciated using the straight-line method using the following percentages of estimated amortisation:

MEDIASET ESPAÑA COMUNICACIÓN, S.A.

Notes to the financial statements for the year ended December 31, 2018

(In thousands of Euros)

Ratio
Buildings	3%
TV equipment	20%
Fixtures	10%
Tools	20%
Automobile-related material	14-15%
Furniture	10%
Data-processing equipment	25%
Other items of property, plant, and equipment	20%

The Company reviews the assets’ useful life and of property, plant and equipment at year end and adjusts them prospectively where applicable.

4.4       Impairment of non-current non-financial assets

The Company assesses, at least at each year end, whether there is an indication that a non-current asset or, where applicable, a cash-generating unit may be impaired. If any such indication exists, the Company estimates the asset’s recoverable amount.

The recoverable amount is the higher of the fair value less the costs of sale and the value in use. When the book value is greater than the recoverable amount, an impairment loss occurs. The value in use is the present value of the expected future cash flows, using risk-free market interest rates, adjusted for the specific risks associated with the asset. For assets that do not generate cash flows, largely independent of those derived from other assets or groups of assets, the recoverable amount is determined for the cash generating units to which those assets belong.

The valuation adjustments for impairment and their reversal are recorded in the Income Statement. Impairment adjustments are reversed when the circumstances that gave rise to them cease to exist, except for those relating to goodwill. The reversal of the impairment is limited to the book value of the asset that would appear if the corresponding impairment had not been previously recognized.

The impairment test for the goodwill and the signal transmission license is performed by evaluating the recoverable value of the cash generating unit associated with them. If the recoverable amount of the cash generating units is less than their book value, an impairment loss is recorded.

4.5       Financial instruments

Financial assets

A)           Classification and valuation

Financial assets are classified into one of the following categories for valuation purposes:

1.              Loans and receivables

2.              Held-to-maturity investments

3.              Financial assets held for trading

MEDIASET ESPAÑA COMUNICACIÓN, S.A.

Notes to the financial statements for the year ended December 31, 2018

(In thousands of Euros)

4.              Other financial assets at fair value with changes in the Income Statement

5.              Investments in group companies, joint ventures and associates

6.              Financial assets available-for-sale

Financial assets are initially recognised at fair value. Unless there is evidence to the contrary, fair value is the transaction price. The transaction price is equivalent to the fair value of the consideration paid plus directly attributable transaction costs, except, for financial assets held for trading and other financial assets at fair value through profit or loss, directly attributable transaction costs are recognised directly in the profit or loss account of the year in which the financial asset is acquired. Additionally, for financial assets held for trading and financial assets available-for-sale, preferential subscription and any similar rights acquired will be part of the initial valuation.

a.1)   Loans and receivables

Loans and receivables comprise financial assets arising from the sale of goods or the rendering of services in the ordinary course of the Company’s business. The category also includes credits from non-commercial operations, which are defined as financial assets which, in addition to not being equity instruments or derivatives, have no commercial substance, have fixed or determinable payments and are not traded on an active market. This category does not include financial assets for which the Company might not substantially recover all of its initial investment due to circumstances other than credit impairment.

Following initial recognition, financial assets included in this category are valued at amortised cost. Interest is recognised in the income statement using the effective interest rate method.

Nevertheless, trade receivables that mature within less than one year with no contractual interest rate, as well as advances and loans to personnel, dividends receivable and called-up payments on equity instruments, the amount of which is expected in the short term, are carried at nominal value both at initial and subsequent valuations, when the effect of not discounting cash flows is not significant.

Loans and receivables maturing in less than twelve months as of the balance sheet date are classified as current, and those maturing at over 12 months as non-current.

a.2)   Financial assets held for trading

A financial asset is considered to be held for trading when:

a)             It is originated or acquired to be sold in the short term.

b)    It is part of a portfolio of identified financial instruments that are managed together and for which there is evidence of a recent pattern of short-term profit taking.

c)     It is a derivative financial instrument, providing that is not a financial guarantee contract and has not been designated as a hedging instrument.

After initial recognition, these assets are valued at fair value including any transaction costs relating to their sale. Changes to fair value are recognised in the income statement for the year.

a.3)   Investments in Group companies, joint ventures, and associates

This category includes equity investments in companies in which the entity exercises control (group

MEDIASET ESPAÑA COMUNICACIÓN, S.A.

Notes to the financial statements for the year ended December 31, 2018

(In thousands of Euros)

companies), joint control via by-law resolutions or contractual arrangements with one or more partners (jointly controlled entities) or has significant influence (associates).

Upon initial recognition in the balance sheet, the investments are recognised at fair value, which, unless there is evidence to the contrary, is the transaction price, which is equivalent to the fair value of the consideration paid.

Investments in Group companies are recognised, where applicable, based on accounting principles for transactions with group companies (Note 4.16) and those used for determining the cost of business combinations in accordance with the accounting policy governing business combinations.

When an investment is newly classified as a group company, joint venture or associate, the carrying amount of that investment immediately prior to its new classification is taken as the cost of that investment. If applicable, any unrealised value adjustments to the investment which have been previously recognised directly in equity are left in equity until the investment is either sold or impaired.

Following initial measurement, these financial assets are measured at cost, less any accumulated impairment loss. When a value must be assigned to these assets because they are removed from the balance sheet or for another reason, the homogenous-groups weighted average cost method is applied, with homogenous groups understood to be those that have the same rights. Where preferential subscription or similar rights are sold or separated for the purpose of being exercised, the cost of these rights decreases the carrying amount of the respective assets.

a.4)   Financial assets available-for-sale

This category includes debt securities and equity instruments of other companies not classified in any of the preceding categories.

After initial recognition, these assets are stated at fair value including any transaction costs relating to their sale. Changes in fair value are recognised directly in equity until the investment is removed from the balance sheet or determined to be impaired, at which time the cumulative gain or loss is recognised in the income statement. However, impairment losses and foreign exchange gains, and losses on monetary assets denominated in foreign currency are recognised in the income statement. Interest, calculated according to the effective interest rate method and dividend income are also recognised in the income statement.

Investments in equity instruments whose fair value cannot be reliably determined are valued at cost, less any cumulative impairment. When a value must be assigned to these assets because they are removed from the balance sheet or for another other reason, the homogenous-groups weighted average cost method is applied. Where preferential subscription or similar rights are sold or separated for the purpose of being exercised, the cost of these rights decreases the carrying amount of the respective assets. This amount is the fair value or the cost of the rights consistent with the measurement of the associated financial assets.

B)            Interest and dividends received from financial assets

Interest and dividends from financial assets accrued subsequent to acquisition are recognised as income. Interest must be recognised using the effective interest rate method; dividends are recognised when the right to receive them is established.

For these purposes, financial assets are recognised separately in the initial valuation, based on maturity, accrued explicit interest due at that date and the amount of dividends declared by the competent body at the time the assets are acquired. For these purposes, explicit interest refers to the contract interest rate applied to

MEDIASET ESPAÑA COMUNICACIÓN, S.A.

Notes to the financial statements for the year ended December 31, 2018

(In thousands of Euros)

the financial instrument.

In addition, when distributed dividends are derived unmistakably from profit generated prior to the date of acquisition given that the amounts of distributed dividends exceeded the profit generated by the associate since the acquisition, the dividends are not recognised as income and decrease the cost of the investment.

C)           Impairment of financial assets

At year end, the Company evaluates if its financial assets or group of financial assets are impaired.

Financial assets recognised at amortised cost (receivables)

Valuation adjustments are made, provided that there is objective evidence that the value of a financial asset, or group of financial assets, recognised at amortised cost has suffered an impairment loss as a result of one or more events that have occurred after their initial recognition causing a reduction or delay in estimated future cash flows.

The impairment loss on these financial assets is the difference between their book value and the present value of the future cash flows expected to be generated, minus the effective interest rate calculated at the time of their initial recognition. For financial assets with variable interest rates, the effective interest rate corresponding to the closing date of the annual accounts is used, in accordance with the contractual conditions. To calculate the impairment losses of a group of financial assets, models based on statistical methods or formulas are used.

Impairment losses, as well as the reversion thereof when the amount of the loss diminishes for reasons related to a subsequent event, are recognised as revenue or expense, respectively, in the income statement. The reversal of an impairment is limited to the book value of the credit that would have been recognised on the reversal dates had no impairment loss been recognised.

Investments in Group companies, joint ventures and associates

When there is objective evidence that the book value of an investment will not be recoverable, the required valuation adjustments must be made.

The valuation adjustment is the difference between the book value of the investment and the recoverable amount, which is the greater of the investment’s fair value, less costs of sale and the present value of future cash flows derived from the investment. Unless better evidence of the recoverable amount of the investments is available, impairment of this type of asset has been estimated taking into account the equity of the subsidiary, adjusted by any unrealised capital gain existing on the measurement date.

Unless financial support has been promised to the investee, no provisions are set aside in excess of the value of the investment.

Impairment loss and its reversion are recognised as expenses or as revenue, respectively, in the income statement. The reversal of an impairment is limited to the book value of the estimate that would have been recognised on the reversal dates had no impairment loss been recognised.

Financial assets available-for-sale

When there is objective evidence of a decline in the fair value of this category of financial assets due to impairment, the underlying capital losses recognised as “Unrealised gains (losses) reserve” in net equity are recognised in the income statement.

MEDIASET ESPAÑA COMUNICACIÓN, S.A.

Notes to the financial statements for the year ended December 31, 2018

(In thousands of Euros)

The reversal of an impairment loss is recognised in the income statement. Such reversal is limited to the book value of the financial asset that would have been recognised on the reversal date had no impairment loss been recognised.

D)           Derecognition of financial assets

The Company derecognises all or part of a financial asset when the contractual rights to related cash flows expire or are transferred. In such cases, substantially all of the risks and rewards of ownership must be assigned, under circumstances that are evaluated by comparing the Company’s exposure before and after the transfer with the variability in the amounts, and the timing of the net cash flows of the transferred asset.

If control over the asset is retained, the Company continues to recognise it to the extent to which it is exposed to the changes in the value of the transferred asset, i.e., due to its continuing involvement, and recognises it as an associated liability.

When the financial asset is derecognised, the difference between the consideration received, net of attributable transaction costs, including any new financial asset obtained less any liability assumed, and the book value of the financial asset plus any cumulative gain or loss directly recognized in equity, determines the gain or loss generated upon derecognition and is included in the income statement in the year to which it relates.

Financial liabilities

A)            Recognition and valuation

The Company classifies its financial liabilities into the following categories:

1.              Accounts payable

2.              Financial liabilities held for trading

3.              Other financial liabilities at fair value through profit or loss

Financial liabilities are initially valued at fair value, which, unless there is evidence to the contrary, is equivalent to the fair value of the consideration received. For financial liabilities included in trade and other payables, directly attributable transaction costs are part of the initial valuation; for other financial liabilities, these costs are recognised in the income statement. Liabilities maturing in less than twelve months as of the balance sheet date are classified as current, and those maturing at over twelve months as non-current.

a.1)   Accounts payable

Accounts payable comprises financial liabilities arising from the purchase of goods and services in the ordinary course of the Company’s business. The category also includes non-trade payables, which are defined as financial liabilities that, in addition to not being derivative instruments, have no commercial substance.

Upon initial recognition in the balance sheet, they are recognised at fair value, which, unless there is evidence to the contrary, is the transaction price, which is equivalent to the fair value of the consideration received, adjusted by directly attributable transaction costs.

Following initial recognition, financial assets included in this category are valued at amortised cost. Interest is recognised in the income statement using the effective interest rate method.

Nevertheless, trade payables maturing within less than one year with no contractual interest rate, as well as called-up payments on shares the amount of which is expected in the short term are recognised at nominal

MEDIASET ESPAÑA COMUNICACIÓN, S.A.

Notes to the financial statements for the year ended December 31, 2018

(In thousands of Euros)

value, both in the initial recognition and in the subsequent recognition, when the effect of not discounting cash flows is not significant.

a.2)   Financial liabilities held for trading.

A financial liability is considered to be held for trading when:

a)             It is issued primarily for the purpose of being repurchased in the short term.

b)    It forms part of a portfolio of identified financial instruments that are managed together and for which there is evidence of a recent pattern of obtaining short-term profit.

c)     It is a derivative financial instrument, providing that is not a financial guarantee contract and has not been designated as a hedging instrument.

Financial liabilities are initially valued at fair value, which, unless there is evidence to the contrary, is equivalent to the fair value of the consideration received. Directly attributable transaction costs are directly recognised in the income statement.

After initial recognition, these assets are valued at fair value including any transaction costs relating to their sale. Changes to fair value are recognised in the income statement for the year.

B)            Derecognition of financial liabilities

The Company derecognises a financial liability when the obligation under the liability is extinguished.

When debt instruments are exchanged, provided that their contractual terms are substantially different, the original financial liability is derecognised, and the new financial liability is recognised. Financial liabilities whose contractual terms are substantially modified are treated in the same way.

The difference between the book value of the derecognised financial asset (or part of it) and the compensation paid, including any attributable transaction costs, which also includes any new asset transferred other than cash or liability assumed, is recognised in the income statement in the year to which it relates.

When debt instruments are exchanged whose contractual terms are not substantially different, the original financial liability is not derecognised, and the commissions paid are recognised as an adjustment to the carrying amount. The amortised cost of a financial liability is determined by applying the effective interest rate, which is the rate that makes the book value of the financial liability on the modification date equal to the cash flows to be paid as per the new terms.

Financial derivatives

The Company’s financial derivatives at December 31, 2018 and 2017 were classified as held for trading, with gains or losses recognised in profit or loss. These instruments are exchange rate derivatives associated with certain operations in foreign currency.

4.6       Current and non-current items

Assets and liabilities are classified in the balance sheet as current and non-current. Accordingly, assets and liabilities are classified as current when they are associated with the Company’s operating cycle and it is expected that they will be sold, consumed, realised or settled within the normal course of that cycle; if they differ from the aforementioned assets, and are expected to mature, be sold or realised within one year; if they

MEDIASET ESPAÑA COMUNICACIÓN, S.A.

Notes to the financial statements for the year ended December 31, 2018

(In thousands of Euros)

are held for trading or are cash and cash equivalents the use of which is not restricted to more than one year.

Audio-visual rights classified under intangible assets are entirely recognised as non-current assets, with the percentages the Company expects to consume broken down in periods of under a year (Note 6).

4.7 Treasury shares

Treasury shares are recognised in equity with a debit balance when acquired. No loss or gain is shown in the Income Statement on sale or cancelation. Expenses incurred in connection with transactions with treasury shares are recognised directly in equity as a reduction in reserves.

4.8 Inventories

In-house production programs which are broadcast daily are recognised as inventories. These programs are recognised at production cost, which is determined by considering all costs attributable to the product which are incurred by the Company.

Advances paid for programs are also included.

They are expensed when the related programs are broadcast.

When the net realisable value of inventories is less than acquisition or production cost, the corresponding provision is recognised in the income statement.

4.9 Cash and cash equivalents

This heading includes cash, bank current accounts, short-term deposits and purchases of assets under resale agreements that meet the following criteria:

•                  They are readily convertible to cash.

•                  They mature within less than three months from the acquisition date.

•                  The risk of change in value is insignificant.

•                  They are part of the Company’s standard cash management policy.

In terms of the cash flow statement, occasional bank overdrafts used as part of the Company’s cash management strategy are recognised as a decrease in cash and cash equivalents.

4.10 Provisions and contingencies

Liabilities that are indeterminate with respect to their amount or the date on which they are cancelled are recognised in the balance sheet as provisions when the Company has a present obligation (derived from a contract or a legal provision or from an implicit or tacit obligation) as a result of past events, and a quantifiable outflow of resources is likely to be required to settle the obligation.

Provisions are valued at the present value of the best possible estimate of the amount necessary to cancel or to transfer it to a third party recognising the adjustments arising from the update of the provision as a financial cost as they accrue. No discounts are made on provisions falling due within twelve months that do not have a

MEDIASET ESPAÑA COMUNICACIÓN, S.A.

Notes to the financial statements for the year ended December 31, 2018

(In thousands of Euros)

significant financial effect. Provisions are reviewed at each balance sheet date and adjusted to reflect the current best estimate.

Compensation receivable from a third party when provisions are settled is recognised as an asset, albeit not deducted from the amount of the provision, and provided that there is no doubt that this compensation will actually be received, and that it does not exceed the amount of the liability recognised. When a contractual or legal obligation to externalise the risk exists by virtue of which the Company is not liable for the risk, the amount of said compensation is deducted from the amount of the provision.

In addition, contingent liabilities are considered to be possible obligations that arise from past events whose materialisation depends on the occurrence of future events not wholly within the Company’s control, as well as present obligations arising from past events, for which it is not likely that an outflow of resources will be required to settle them or which cannot be reliably valued. Contingent liabilities are not recognised in the financial statements but are disclosed in the accompanying notes, unless the likelihood of an outflow of resources is considered remote.

4.11 Long-term Remuneration to the personnel

At the date of preparation of these financial statements, the Company does not have any share-based plan commitments in force.

During 2016, the medium-term loyalty and incentive system was approved, which is referenced to the Company’s applicable listed value as of 2016, and designed for the Group’s directors and top management. The Plan’s main objectives are to award sustainable results, align top management’s interest with those of the shareholders, while improving the remuneration mix.

This system receives in equal parts, an annual contribution from each beneficiary and a contribution charged to the company, establishing a given amount that will be invested in the purchase of Mediaset España Comunicación S.A shares, and attributed to the beneficiary (Note 17).

4.12 Transactions in foreign currency

The Financial Statements are presented in euros, which is the Company’s functional currency.

Monetary items

Transactions in foreign currency are initially recognised at the exchange rate on the date of the transaction. Monetary assets and liabilities denominated in foreign currency are converted at the exchange rate as at the balance sheet date. All exchange gains or losses arising from conversion as well as those arising when balance sheet items are settled are recognised in the income statement.

Non-monetary items

Non-monetary items valued at historical cost are converted at the exchange rate as at the date of the transaction.

Non-monetary items valued at fair value are valued by applying the exchange rate as at the date that fair value is determined. Exchange differences are recognised directly in equity if the non-monetary item is valued against equity and in the income statement if it is valued against the profit or loss.

MEDIASET ESPAÑA COMUNICACIÓN, S.A.

Notes to the financial statements for the year ended December 31, 2018

(In thousands of Euros)

4.13 Corporate Income tax

Since 1999, the Company has been presenting consolidated corporate income tax as parent of the consolidated tax group 49/99. Apart from Mediaset España Comunicación, S.A. the following companies also form part of the group:

•                  Grupo Editorial Tele 5, S.A.U.

•                  Telecinco Cinema, S.A.U.

•                  Publiespaña, S.A.U.

•                  Publimedia Gestión, S.A.U.

•                  Mediacinco Cartera, S.L.U.

•                  Conecta 5 Telecinco, S.A.U.

•                  Advertisement 4 Adventure, S.L.U. (previously Sogecable Media, S.L.U.)

•                  Producción y Distribución de Contenidos Audiovisuales Mediterráneo, S.L.U. (previously Sogecable Editorial, S.L.U.)

•                  Concursos Multiplataformas, S.A.U.

•                  Netsonic, S.L.U.

In 2018 Netsonic, S.L.U. has joined the consolidated tax group.

The Corporate income tax expense for the year is calculated as the sum of current tax resulting from applying the corresponding tax rate to taxable profit for the year, less any applicable rebates and tax credits, taking into account changes in recognised deferred tax assets and liabilities during the year. The corresponding tax expense is recognised in the income statement, except when it relates to transactions recognised directly in equity, in which case the corresponding tax expense is recognised in equity, and in business combinations in which is recorded as other assets and liabilities of the acquired business.

Deferred taxes are recognised on all temporary differences at the date of the balance sheet between the tax bases of assets and liabilities and their carrying amounts. The tax base of an asset or liability is the amount attributed to it for tax purposes.

The tax effect of temporary differences is included in “Deferred tax assets” or “Deferred tax liabilities” on the balance sheet, as applicable.

Deferred tax liabilities are recognised for all temporary differences, except where disallowed by the tax legislation in force.

The Company recognises deferred tax assets for all deductible temporary differences, carry forward of unused tax credits and unused tax losses, insofar as it is probable that the tax Group of which it is head, has future taxable profits against which these assets may be used, except where disallowed by the tax legislation in force.

For business combinations in which deferred tax assets have not been accounted for separately at initial

MEDIASET ESPAÑA COMUNICACIÓN, S.A.

Notes to the financial statements for the year ended December 31, 2018

(In thousands of Euros)

recognition because they do not meet the criteria, the deferred tax assets which are recognised during the valuation period and which arise from new information regarding matters and circumstances existing at the acquisition date will require an adjustment of the related goodwill. After the abovementioned valuation period, or as a result of new information regarding matters and circumstances that did not exist at the acquisition date, they are written off or recognised directly in equity, depending on the applicable accounting policy.

At the end of each financial year, the Company assesses the deferred tax assets recognised and those that have not been previously recognised. Based on this analysis, the Company derecognizes the asset previously recognised if it is no longer probable that it will be recovered, or it recognises any deferred tax asset that had not been previously recognised, provided that it is probable that future taxable profit will be available against which these assets may be used.

Deferred tax assets and liabilities are valued at the tax rate expected to apply to the period in which they are reversed, as required by approved tax laws and in the manner in which it reasonably expects to recover or settle the asset or liability by way of differed tax. The adjustments of the values of deferred tax assets and liabilities are allocated to the income statement, except to the extent that deferred tax assets and liabilities were charged and credited directly to equity. Deferred tax assets and liabilities are valued without taking into account the effect of the financial discount.

Deferred tax assets and liabilities are not discounted and are classified as non-current assets or non-current liabilities, respectively.

4.14 Income and expenses

Revenue and expenses are recognised when the actual flow of the related goods and services occurs, regardless of when the resulting monetary or financial flow arises.

Income from sales and services

Revenue is recognised according to the economic substance of the transaction.

Income is recognised when it is probable that the Company receives the profit or economic benefits deriving from the transaction and the amount of income and costs incurred or to be incurred can be reliably measured.

Revenue from the sale of goods or the rendering of services is measured at the fair value of the consideration received or receivable stemming from those goods or services, less any discounts, rebates and similar items given by the company, as well as indirect taxes on transactions reimbursed by third parties. Interest included in trade receivables, maturing in not more than one year, that have no contractual rate of interest are included as an increase in value of the revenue, because the effect of not updating cash flows is not significant.

Leases

Leases in which the lessor maintains a significant portion of the risks and benefits of ownership of the leased asset are treated as operating leases. Payments or collections carried out under contracts of this type are recognised in the income statement throughout the period of the lease on an accrual basis.

4.15 Business combinations

Business combinations, understood as operations in which the Company acquires control of one or more businesses, are recognised using the purchase method. Under the purchase method, assets acquired, and

MEDIASET ESPAÑA COMUNICACIÓN, S.A.

Notes to the financial statements for the year ended December 31, 2018

(In thousands of Euros)

liabilities assumed are recognised, at the acquisition date, at fair value, provided that this value can be reliably valued. In addition, the difference between the cost of the business combination and the value of these assets and liabilities is recognised, in the income statement, as goodwill, when the difference is positive, or as income, when the difference is negative. The criteria contained in the section on intangible assets of these Notes apply to goodwill.

Provisional values are used to measure business combinations when the necessary valuation process has not been completed prior to the financial year end. These values should be adjusted within a year from the date of acquisition. Adjustments recognised to complete the initial valuation are made retroactively, thus the resultant values are those which would have been stated initially had the information been available, and therefore the comparative figures are adjusted.

The cost of a business combination is determined by the sum of:

a)    The fair values on the acquisition date of the assets received, the liabilities incurred or assumed, and the equity instruments issued by the acquirer. Nonetheless, when the fair value of the business acquired is more reliable, this value is used to estimate the fair value of the compensation paid.

b)    The fair value of any contingent compensation which depends on future events or the fulfilment of certain conditions. Such compensation must be recognised as an asset, a liability or equity depending on its nature.

Under no circumstances is the cost of the business combination to include expenses related to the issuing of equity instruments or financial liabilities exchanged for assets acquired; these must be recognised according to the standard on financial instruments.

Other fees paid to legal advisors or other professionals involved in the transaction are recorded as an expense in the income statement. Under no circumstances are internal expenses generated as a result of any of these concepts to be included in the cost of the business combination. Likewise, those incurred by the acquiring entity related to the business combination are not to be included.

Generally, unless there is a more reliable valuation, the fair value of equity instruments or financial liabilities which are provided as compensation for a business combination is the quoted price if these instruments are quoted on an active market. If this is not the case, in the specific case of a merger and division, the fair value is the value given to the shares or participation in the acquiring company when determining the corresponding exchange ratio.

When the carrying amount of the assets provided by the acquirer as compensation is not the same as their fair value, if applicable, the related difference is recognised in the income statement.

4.16 Related-party transactions

Related-party transactions are measured according to the valuation methods described above (Note 4.14).

The company carries out all its related-party transactions at market value. Additionally, the transfer prices are adequately supported, which is why the Company’s directors consider that there are no significant risks in this respect from which future liabilities may arise.

In mergers, the elements part of the business acquired are measured according to the value stated in the Group’s Consolidated Financial Statements.

If no Consolidated Financial Statements exist, or if the Consolidated Financial Statements were prepared according to IFRS, rather than Spanish GAAP, acquired assets are carried at the amount at which they are

MEDIASET ESPAÑA COMUNICACIÓN, S.A.

Notes to the financial statements for the year ended December 31, 2018

(In thousands of Euros)

stated in the transferring company’s Individual Financial Statements.

4.17 Environmental issues

In view of the business activities carried out by the Company, it does not have any environmental liability, expenses, assets, provisions or contingencies that might be material with respect to its equity, financial position or results. Therefore, no specific environmental disclosures have been included in these notes to the financial statements.

4.18 Termination benefits

In accordance with employment legislation in force, the Company is required to pay indemnities to employees who are dismissed under certain circumstances. Reasonably quantifiable indemnity payments are recognised as an expense in the year in which the Company creates a valid expectation on the part of the affected third parties that the dismissals will occur.

5.    Property, plant and equipment

The breakdown and movements in property, plant and equipment in 2018 and 2017 are as follows:

2018	01.01.18	Additions	Disposals	Transfers	31.12.18
Cost
Land	14,970	—	—	—	14,970
Buildings	39,534	171	—	359	40,064
TV equipment, plant and tools	110,779	1,312	(10,684)	3,626	105,033
Furniture and fixtures	4,598	257	(155)	—	4,700
Data processing equipment	15,608	737	(845)	404	15,904
Other PP&E	571	43	(56)	—	558
Property, plant, and equipment under construction	3,116	4,933	—	(4,389)	3,660
Total	189,176	7,453	(11,740)	—	184,889
Accumulated depreciation
Buildings	(27,703)	(891)	—	—	(28,594)
TV equipment, plant and tools	(85,633)	(6,873)	10,667	—	(81,839)
Furniture and fixtures	(3,256)	(257)	153	—	(3,360)
Data processing equipment	(12,329)	(1,445)	844	—	(12,930)
Other PP&E	(495)	(31)	46	—	(480)
Total	(129,416)	(9,497)	11,710	—	(127,203)
Net carrying amount	59,760				57,686

MEDIASET ESPAÑA COMUNICACIÓN, S.A.

Notes to the financial statements for the year ended December 31, 2018

(In thousands of Euros)

2017	01.01.17	Additions	Disposals	Transfers	31.12.17
Cost
Land	14,970	—	—	—	14,970
Buildings	39,125	88	—	321	39,534
TV equipment, plant and tools	103,028	1,715	(3,852)	9,888	110,779
Furniture and fixtures	4,424	350	(176)	—	4,598
Data processing equipment	13,920	800	(350)	1,238	15,608
Other PP&E	627	13	(69)	—	571
Property, plant, and equipment under construction	6,460	8,103	—	(11,447)	3,116
Total	182,554	11,069	(4,447)	—	189,176

Accumulated depreciation
Buildings	(26,806)	(897)	—	—	(27,703)
TV equipment, plant and tools	(83,566)	(5,911)	3,844	—	(85,633)
Furniture and fixtures	(3,177)	(250)	171	—	(3,256)
Data processing equipment	(11,332)	(1,342)	345	—	(12,329)
Other PP&E	(501)	(37)	43	—	(495)
Total	(125,382)	(8,437)	4,403	—	(129,416)
Net carrying amount	57,172				59,760

Additions in 2018 and 2017 are primarily due to the acquisition of technical installations for the Company to continue its business.

Disposals in 2018 and 2017 relate primarily to idle and fully depreciated assets that the Company has eliminated from its balance sheet. Disposals in 2018 have led to a loss of 30 thousand euros (44 thousand euros in 2017).

Additions included under “Property, plant, and equipment under construction” during 2018 and 2017 mainly included the purchase of technical installations used to transform the studios, as well as high-definition mobile units.

At December 31, 2018 and 2017, the amounts of fully depreciated assets still in use are as follows:

	2018	2017
Data processing equipment	10,086	9,782
Buildings	11,266	10,105
TV equipment, plant and tools	63,604	70,643
Other PP&E	413	428
Furniture and fixtures	2,204	2,109
	87,573	93,067

The Company has taken out insurance policies to cover the possible risks to which its property, plant, and equipment are subject and related claims which might be filed. These policies are considered to adequately cover the related risks.

MEDIASET ESPAÑA COMUNICACIÓN, S.A.

Notes to the financial statements for the year ended December 31, 2018

(In thousands of Euros)

Operating lease

The amount collected as operating lease for each year is:

Thousands of euros	2018	2017
Operating lease payments recognized as loss/profit for the year (Note 18.d)	680	770
	680	770

The Company’s future lease payments fall due within a year and are for similar amounts to those assumed during the year.

6.      Intangible assets

The composition and movements of the intangible assets in the 2018 and 2017 periods were as follows:

2018	01.01.18	Additions	Disposals	Transfers	31.12.18
Cost
Cuatro signal transmission license	85,000	—	—	—	85,000
Merger goodwill	287,979	—	—	—	287,979
Trademarks and trade names	160,300	—	(300)	—	160,000
Audiovisual property rights	395,721	91,267	(110,656)	739	377,071
Master copies and Customs	5	—	—	—	5
Dubbing and other work	13,258	797	(1,364)	—	12,691
Coproduction rights	2,139	—	—	—	2,139
Fiction series rights	1,453,732	31,273	—	1,970	1,486,975
Distribution rights	9,066	—	—	—	9,066
Other auxiliary services (distribution)	539	—	—	—	539
Rights: options, scripts, development	315	399	(185)	(105)	424
Prepayments, audiovisual property rights	1,635	333	—	(739)	1,229
Prepayments, fiction rights	—	5,159	—	(1,865)	3,294
Computer software in progress	1,425	1,340	—	(630)	2,135
Software	20,847	438	(245)	630	21,670
Total	2,431,961	131,006	(112,750)	—	2,450,217
Accumulated depreciation
Cuatro signal transmission license	(17,000)	(8,500)	—	—	(25,500)
Merger goodwill	(57,596)	(28,798)	—	—	(86,394)
Trademarks and trade names	(56,295)	(8,005)	300	—	(64,000)
Audiovisual property rights	(273,468)	(115,120)	110,656	—	(277,932)
Master copies and Customs	(5)	—	—	—	(5)
Dubbing and other work	(12,057)	(1,312)	1,364	—	(12,005)
Coproduction rights	(2,139)	—	—	—	(2,139)
Fiction series rights	(1,426,737)	(23,493)	—	—	(1,450,230)
Distribution rights	(9,066)	—	—	—	(9,066)
Other auxiliary services (distribution)	(539)	—	—	—	(539)
Software	(18,991)	(1,153)	245	—	(19,899)
Total amortization	(1,873,893)	(186,381)	112,565	—	(1,947,709)
Impairment losses	(18,530)	(16,885)	17,715	—	(17,700)
Total	(1,892,423)	(203,266)	130,280	—	(1,965,409)
Net carrying amount	539,538				484,808

MEDIASET ESPAÑA COMUNICACIÓN, S.A.

Notes to the financial statements for the year ended December 31, 2018

(In thousands of Euros)

2017	01.01.17	Additions	Disposals	Transfers	31.12.17
Cost

Cuatro signal transmission license	85,000	—	—	—	85,000
Merger goodwill	287,979	—	—	—	287,979
Trademarks and trade names	173,997	—	(13,697)	—	160,300
Audiovisual property rights	426,718	103,779	(136,110)	1,334	395,721
Master copies and Customs	5	—	—	—	5
Dubbing and other work	13,323	1,575	(1,640)	—	13,258
Coproduction rights	2,139	—	—	—	2,139
Fiction series rights	1,404,888	46,099	—	2,745	1,453,732
Distribution rights	10,371	—	(1,305)	—	9,066
Other auxiliary services (distribution)	539	—	—	—	539
Rights: options, scripts, development	203	530	(213)	(205)	315
Prepayments, audiovisual property rights	1,637	1,332	—	(1,334)	1,635
Prepayments, fiction rights	1,242	1,298	—	(2,540)	—
Computer software in progress	943	1,158	—	(676)	1,425
Software	19,714	579	(122)	676	20,847
Total	2,428,698	156,350	(153,087)	—	2,431,961

Accumulated depreciation

Cuatro signal transmission license	(8,500)	(8,500)	—	—	(17,000)
Merger goodwill	(28,798)	(28,798)	—	—	(57,596)
Trademarks and trade names	(61,745)	(8,030)	13,480	—	(56,295)
Audiovisual property rights	(280,282)	(129,296)	136,110	—	(273,468)
Master copies and Customs	(5)	—	—	—	(5)
Dubbing and other work	(12,104)	(1,594)	1,641	—	(12,057)
Coproduction rights	(2,139)	—	—	—	(2,139)
Fiction series rights	(1,385,551)	(41,186)	—	—	(1,426,737)
Distribution rights	(10,371)	—	1,305	—	(9,066)
Other auxiliary services (distribution)	(539)	—	—	—	(539)
Software	(17,990)	(1,123)	122	—	(18,991)
Total amortization	(1,808,024)	(218,527)	152,658	—	(1,873,893)

Impairment losses	(16,876)	(18,530)	16,876	—	(18,530)
Total	(1,824,900)	(237,057)	169,534	—	(1,892,423)
Net carrying amount	603,798				539,538

The additions relate to the acquisition of audio-visual rights for future broadcasts. The disposals mainly relate to transmission rights which have expired, and which have been fully amortised; hence the Company derecognises these from its balance sheet. Also, during 2018 other intangible assets were disposed of amounting to a 185-thousand-euro loss (216 thousand-euro loss in 2017).

Outstanding provisions at year end 2018 and 2017 correspond to the net carrying amount of rights which, while expiring later than December 31, 2018 and 2017, do not feature in the channels future broadcasting plans at the time that these financial statements were prepared. Should one of the Company’s channels exercise these broadcasting rights, the provision corresponding to the broadcast would be reversed and the right would be amortised for the amount of the reversal. This would not have an impact on the income statement.

Of the total amount recognised under “Non-current assets — Audio-visual property rights” in the balance sheet at December 31, 2018, the consumption percentage for the 12 months subsequent to year end will be approximately 91% (86% in 2017).

At the end of 2018, there were firm commitments to acquire Audio-visual property rights commencing on or

MEDIASET ESPAÑA COMUNICACIÓN, S.A.

Notes to the financial statements for the year ended December 31, 2018

(In thousands of Euros)

after January 1, 2019 for a total amount of 35,450 thousand US Dollars and 94,928 thousand euros. Advances were paid in respect of these firm audio-visual purchase commitments, which at December 31, 2018, totalled 1,229 thousand euros.

At the end of 2017, there were firm commitments to acquire audio-visual property rights commencing on or after January 1, 2018 for a total amount of 54,731 thousand US Dollars and 144,206 thousand euros. Advances were paid in respect of the said firm audio-visual purchase commitments, which at December 31, 2017, totalled 1,635 thousand euros.

At December 31, 2018, the total advances paid for Fiction Series amounted to 3,294 thousand euros. At December 31, 2017, there is no amount disbursed in this regard.

At December 31, 2018 and 2017, the amounts of fully amortised assets still in use are as follows:

	2018	2017
Trademarks	—	—
Software	18,184	17,486
Coproduction rights	2,139	2,139
Distribution rights	9,066	9,066
Fiction series rights	1,450,230	1,426,736
Dubbing and other work	11,621	11,459
Master copies and Customs	5	5
Other auxiliary services	539	539
	1,491,784	1,467,430

In 2018 the amounts related to intangible asset items acquired from Group companies totalled 19,282 thousand of euros (10,692 thousand euros in 2017 thousand euros) (Note 19).

Goodwill and intangible assets assigned to cash-generating units

During 2018 and 2017, goodwill was amortised as well as the signal transmission license amounting to 28,798 thousand and 8,500 thousand euros, respectively each year. Under the application of Royal Decree 602/2016 of December 2, this amortisation corresponds to 10% of the value of goodwill and the license.

At 31 December 2018 the Company, based on the impairment test performed did not detect any indications of impairment in goodwill or in the license. The impairment test was performed by comparing the recoverable value of the cash generating unit where the goodwill and intangible assets are assigned with the book value of said cash generating unit.

The cash generating unit is the free-to-air television business.

In view of the appropriate impairment test of said goodwill and the signal transmission license, the Company has used, on the one hand, its market value, and on the other, its own projections of the evolution of the Free-to-Air Television Business, discounting the expected future cash flows. The assumptions of such projections of future flows include the best estimate of the advertising market’s behaviour and income for other concepts, as well as audiences and the evolution of costs.

The Company has estimated the advertising market’s future evolution based on the expected evolution of the economy in general as well as the business trends experienced in recent years and its correlation with the evolution of the economy, making projections according to external information sources.

The revenue forecast for the coming years is calculated on the basis of said estimated advertising market evolution and taking into account the most reasonable assumptions of the evolution of the audiences.

MEDIASET ESPAÑA COMUNICACIÓN, S.A.

Notes to the financial statements for the year ended December 31, 2018

(In thousands of Euros)

On the other hand, an estimate of the programming costs has been made, mainly considering the situation of the expected costs of external and internal audio-visual productions and estimating the investment levels necessary to maintain the audience levels considered.

In the elaboration of the mentioned projections, the main variables and assumptions made are the following:

•  Macroeconomic context: based on the macroeconomic projections published by different public and private organisations, we have considered a phase of stable growth in Spain for the coming years as well as maintaining a stable situation for the free-to-air television sector.

•  Evolution of the free-to-air television advertising market: we have considered a stable and sustainable advertising market until 2022, in line with the estimated evolution of the Spanish economy, in which the Company has a share in line with that obtained in recent years.

•  Technological and regulatory environment: no relevant regulatory or technological changes have been foreseen or considered in our projections that could materially affect the advertising market or the free-to-air television audiences.

•  Competitive environment: we have estimated a continuity scenario, without relevant structural changes in the sector and with stability in audience levels and in the evolution of the television advertising market. This estimate has taken into account both those made by official bodies and other recognised external sources and also considering historical trends. Specifically, the granting of new licenses and an increase in the number of channels for existing operators are not contemplated and, as regards the new content distribution platforms, these belong mainly to the pay TV and, therefore, without having relevant influence on the free-to-air TV sector.

The projections cover a period of 5 years and for the flows not contemplated therein, the perpetual rents have been estimated using increases between 0.5% and 1%. On the other hand, the estimated cash flows are discounted at a rate commensurate with the current market valuations in terms of the risk-free rate and the specific situation of the sector. In this sense, the discount rate used ranges from 8% to 9%, in line with the previous year.

In relation to the market value, the market capitalisation of the Company at December 31, 2018 increased to 1,797,619 thousand euros, a figure that is much higher than the accounting value of the identified cash generating unit, and therefore there is no impairment of the Trade or intangible assets.

Sensitivity to changes in the hypotheses

The Management considers that, with the information available at this time, no reasonable and probable change in any of the key hypotheses handled in the simulation would suppose that the net book value of the unit exceeded its recoverable value given that there is a significant safety margin regarding the book value.

For the sensitivity analysis, the main variables of the model have been affected. As an example, jointly reducing the perpetuity growth rate, reducing revenues by 5% and increasing the discount rate by 300 basis points, the result of the model would maintain the absence of signs of deterioration.

7.                   Investment in Group Companies and Associates

The breakdown and movements in non-current investments in Group companies and associates in 2018 and 2017 are as follows:

MEDIASET ESPAÑA COMUNICACIÓN, S.A.

Notes to the financial statements for the year ended December 31, 2018

(In thousands of Euros)

2018	01.01.18	Additions	Disposals	Transfers	31.12.18
Cost
Equity instruments	464,622	478	(25,871)	—	439,229
Impairment losses	(343,473)	(137)	26,730	—	(316,880)
Total equity instruments	121,149	341	859	—	122,349

Receivables from group companies	61,228	927	(23,348)	(3,350)	35,457
Impairment losses	(9,051)	—	7,283	—	(1,768)
Total group companies (Note 8)	52,177	927	(16,065)	(3,350)	33,689
	173,326	1,268	(15,206)	(3,350)	156,038

2017	01.01.17	Additions	Disposals	Transfers	31.12.17
Cost

Equity instruments	474,367	7,417	(17,162)	—	464,622
Impairment losses	(347,888)	—	4,415	—	(343,473)
Total equity instruments	126,479	7,417	(12,747)	—	121,149

Receivables from group companies	66,993	5,411	(11,176)	—	61,228
Impairment losses	(15,684)	—	6,633	—	(9,051)
Total group companies (Note 8)	51,309	5,411	(4,543)	—	52,177
	177,788	12,828	(17,290)	—	173,326

The following items are recorded under “Impairment and gains (losses) on disposal of financial instruments in the accompanying income statement”:

The capital gain of 3,626 thousand euros obtained from the sale of Pegaso TV Inc.’s shareholding and a definitive loss of 264 thousand euros related to loans that were held with said company.

The reversals due to the impairments of the interests in Conecta 5 Telecinco, S.A. (Sole-Shareholder Company) and in Advertisement 4 Adventure, S.L. (Sole-Shareholder Company) for an amount of 1,456 and 1,654 thousand euros respectively.

The reversal due to impairments of long-term credit granted to Telecinco Cinema, S.A. (Sole-Shareholder Company) amounting to 1,970 thousand euros.

Losses due to impairment of shareholding and credits to other group companies and associates amounting to 617 thousand euros.

An income of 4,528 thousand euros related to the complementary income obtained from the sale of 22% of the share capital of Distribuidora de Televisión Digital, S.A. to Telefónica de Contenidos, S.A. (Note 7.2.1).

MEDIASET ESPAÑA COMUNICACIÓN, S.A.

Notes to the financial statements for the year ended December 31, 2018

(In thousands of Euros)

7.1 Description of investments in group companies and associates

The information related to financial investments in group companies and associates is as follows:

	31.12.18	31.12.17
	Direct	Direct
	equity	equity
	interest	interest
Company	(%)	(%)	Activity
Empresas del grupo y asociadas:
Publiespaña, S.A.U. Ctra. de Fuencarral a Alcobendas, 4, 28049 Madrid	100	100	Exclusive advertising concessionaire, Mediaset España
Grupo Editorial Tele 5, S.A.U. Ctra. de Fuencarral a Alcobendas, 4, 28049 Madrid	100	100	Exploitation of rights, production and distribution of publications
Telecinco Cinema, S.A.U. Ctra. de Fuencarral a Alcobendas, 4, 28049 Madrid	100	100	Television broadcasting services ant intermediation in the markets for audio- visual rights
Conecta 5 Telecinco, S.A.U. Ctra. De Fuencarral a Alcobendas, 4 28049 Madrid	100	100	Exploitation of audio-visual content on the Internet
Mediacinco Cartera, S.L.U. Ctra. De Fuencarral a Alcobendas, 4 28049 Madrid	100	100	Financial management and intermediation services
Pegaso Televisión, Inc. Brickell Avenue, 1401 - Suite 33131 - Miami, Florida	—	43,71	Television stations and production of television content
Producciones Mandarina, S.L. (***) C/María Tubau, 3 4º, 28050 Madrid	—	30	Production of audio-visual programs
La Fábrica de la Tele, S.L. (***) C/Ángel Ganivet, 18, 28007 Madrid	—	30	Production of audio-visual programs
Advertisement 4 Adventure, S.L.U. Ctra. De Fuencarral a Alcobendas, 4 28049 Madrid	100	100	Shareholding in other companies
Producción y Distribucción de Contenidos Audiovisuales Mediterráneo, S.L.U. (**) Ctra. De Fuencarral a Alcobendas, 4 28049 Madrid	100	100	Production and distribution of audio- visual content related to the activities of the holding companies
Supersport Televisión, S.L. (***) C/Federico Mompou, 5-BIS 28049 Madrid	—	30	Production of programs for television and internet
Concursos Multiplataformas, S.A.U. Crta.Fuencarral a Alcobendas, 4 28049 Madrid	100	100	Gambling and betting activities
Alea Media, S.A.(*) (***) Avda. de Alfonso XIII 28002 Madrid	—	40	Production of audio-visual programs
Alma Productora Audiovisual, S.L. C/ Alfonso XII, 8, 2ª derecha, 28014, Madrid	—	30	Production of audio-visual programs
Melodia Producciones, S.L. (***) C/Rejas, 2 4º 28821 Coslada (Madrid)	—	40	Production of audio-visual programs
Bulldog TV Spain, S.L. (***) C/Orense, 58 10ºB 28020 Madrid	—	—	Production of audio-visual programs

(*) Previously named Integración Transmedia, S.A.U.

(**) Previously named Sogecable Editorial, S.L.U.

(***) Given to Producción y Distribución de Contenidos Audiovisuales Mediterráneo, S.L.U.

	Information on the year ended at 31.12.18
					Profit (loss)	Total	Operating	Dividends distributed
	Net Value on the year	Percentage	Share		for the	capital and	profit	during the
Company	ended at 31.12.18	ownership	capital	Reserves	year	reserves	(loss)	2018
Publiespaña, S.A.U.	74,436	100	601	(14,626)	64,494	50,469	89,863	64,095
Grupo Editorial Tele 5, S.A.U.	120	100	120	(1,677)	5,967	4,410	7,956	8,998
Telecinco Cinema, S.A.U.	—	100	160	(3,896)	1,969	(1,767)	2,867	—
Conecta 5 Telecinco, S,A.U.	2,414	100	62	896	1,456	2,414	1,601	—
Mediacinco Cartera, S.L.U. (*)	35,937	100	50	36,024	(137)	35,937	(2)	—
Pegaso Televisión, Inc. (*) (***)	—	—	—	—	—	—	—	—
Advertisement 4 Adventure, S.L.U.	8,526	100	55	8,365	106	8,526	(49)	—
Producción y D. C. Audiovisuales Mediterráneo, S.L.U. (*) (****)	331	100	330	6,315	4	6,649	7	96
Concursos Multiplataformas, S.A.U.	585	100	60	1,986	(256)	1,790	(340)	—
La Fábrica de la Tele, S.L. (**)	—	—	—	—	—	—	—	859
Producciones Mandarina, S.L. (**)	—	—	—	—	—	—	—	61
Supersport Televisión, S.L. (**)	—	—	—	—	—	—	—	442
Alea Media, S.A. (**)	—	—	—	—	—	—	—	—
Melodía Producciones, S.L. (*) (**)	—	—	—	—	—	—	—	—
Bulldog TV Spain, S.L. (**)	—	—	—	—	—	—	—	750
	122,349

(*) Unaudited data.

(**) Given to P.D.C.A. Mediterraneo, S.L.U. on 27-07-18

(***) Sold on 23-03-18

(****) Previously named Sogecable Editorial, S.L.U

MEDIASET ESPAÑA COMUNICACIÓN, S.A.

Notes to the financial statements for the year ended December 31, 2018

(In thousands of Euros)

	Information on the year ended at 31.12.17
					Profit (loss)	Total	Operating	Dividends distributed
Company	Net Value on the year ended at 31.12.17	Percentage ownership	Share capital	Reserves	for the year	capital and reserves	profit (loss)	during the 2017
Publiespaña, S.A.U.	74,436	100	601	(17,626)	67,095	50,070	88,413	5,919
Premiere Megaplex, S.A.U. (**)	—	—	—	—	—	—	—	2,150
Grupo Editorial Tele 5, S.A.U	120	100	120	2,823	4,498	7,441	5,999	649
Telecinco Cinema,S.A.U.	—	100	160	(10,177)	6,287	(3,730)	6,856	—
Conecta 5 Telecinco, S.A.U.	958	100	62	890	5	957	(227)	—
Mediacinco Cartera, S.L.U. (*)	36,075	100	50	36,330	(306)	36,074	(2)	—
Pegaso Televisión, Inc. (*)	1,923	44	32,432	(18,821)	6	13,617	(28,792)	—
Advertisement 4 Adventure, S.L.U.	6,872	100	55	7,017	(200)	6,872	(19)	—
Sogecable Editorial, S.L.U. (*)	3	100	3	287	97	387	129	154
Concursos Multiplataformas, S.A.U.	585	100	60	430	1,556	2,046	2,076	—
La Fábrica de la Tele, S.L.	40	30	13	3,526	4,295	7,834	5,727	1,289
Producciones Mandarina, S.L.	90	30	5	6,811	201	7,017	(523)	394
Supersport Televisión, S,L.	21	30	70	1,455	1,474	2,999	1,972	446
Alea Media, S.A.(*)	25	40	60	(19)	11	52	15	—
Melodia Producciones, S.L. (*)	1	40	3	—	(186)	(183)	(238)	—
	121,149

(*) Unaudited data.

(**) Sold on 22-03-17

None of the group companies or associates are listed on the Stock exchange.

The breakdown of the net book value of the long-term loans extended to the group companies at December 31, 2018 and 2017 is as follows:

	2018	2017
Mediaset S.p.A.	156	—
Conecta 5 Telecinco, S.A.U.	6,000	6,000
Telecinco Cinema, S.A.U.	26,733	24,762
Mediacinco Cartera, S.L.U.	—	17,046
	32,889	47,808

The interest rate applicable to the long-term loans granted to Mediacinco Cartera, S.L.U. is the EURIBOR three months plus a spread of 200 basis points. For the rest, the applicable rate is the EURIBOR one month plus a spread of 250 basis points.

The detail of the net book value of the credits granted to associated companies on December 31, 2018 and 2017 is as follows:

	2018	2017
Pegaso Televisión, Inc	—	3,679
Alea Media, S.L.	800	210
Melodia Producciones, S.L.	—	480
	800	4,369

The rates applicable to these loans is the one-month EURIBOR plus a spread of 200 basis points.

MEDIASET ESPAÑA COMUNICACIÓN, S.A.

Notes to the financial statements for the year ended December 31, 2018

(In thousands of Euros)

7.2       Description of main movements

7.2.1 Equity instruments

a) The main movements for the year ended December 31, 2018:

Sale of the investment in Pegaso Televisión, Inc.

In March 2018, the ownership interest in Pegaso Televisión Inc., giving rise to a net profit of EUR 3,626 thousand euros, derecognizing the total cost (25,543 thousand euros) and the provision recorded (23,620 thousands of euros).

Purchase of shareholding in Bulldog TV Spain, S.L.

On February 5, 2018, 30% of the Share Capital of Bulldog TV Spain, S.L. was acquired for an amount of 150 thousand euros.

Purchase of shareholding in Alma Productora Audiovisual, S.L.

During 2018, the Company acquired 2% of the share capital of Alma Productora Audiovisual, S.L. for an amount of 220 euros. Subsequently, it has contributed these shares to the company P.D.C.A. Mediterráneo, S.L.U. in the capital increase operation of the latter.

Distribuidora de Televisión Digital, S.A. (DTS)

In relation to the sale of 22% of the share capital of Distribuidora de Televisión Digital, S.A. to Telefónica de Contenidos, S.A. on 4 July 2014, an additional amount of up to EUR 30,000 thousand was agreed as a result of the potential increase in the number of subscribers to the platform from the moment in which the control thereof became available to Telefónica for a period of four years as from that date. The amount recognised in 2018 relating to the additional amount amounted to EUR 4,528 thousand (2017: EUR 0).

Capital increase in Sogecable Editorial, S.L.U. (currently named Producción y Distribución de Contenidos Audiovisuales Mediterráneo, S.L.U.)

On July 27, 2018, a capital increase was carried out in Sogecable Editorial, SLU (currently named Producción y Distribución de Contenidos Audiovisuales Mediterráneo, S.L.U.) to which the company contributed by contributing its shareholdings valued according to the net book amount at 328 thousands of euros (163.788 new shareholdings with a nominal value of 2 euros were subscribed).

On that date, the company agreed to change the company name to Producción y Distribución de Contenidos Audiovisuales Mediterráneo, S.L.U.

The shares contributed in said capital increase with non-cash contributions correspond to the following associated companies:

Share Contribution in Melodía Producciones, S.L. with a net book value of 1 thousand euros.

Share Contribution in Alea Media, S.A. to the net book value of 25 thousand euros.

Share Contribution in Bulldog TV Spain, S.L. with a net book value of 150 thousand euros.

Share Contribution in Supersport Televisión, S.L. with a net book value of 21 thousand euros.

MEDIASET ESPAÑA COMUNICACIÓN, S.A.

Notes to the financial statements for the year ended December 31, 2018

(In thousands of Euros)

Share Contribution in La Fábrica de la Tele, S.L. with a net book value of 40 thousand euros.

Share Contribution in Producciones Mandarina, S.L. with a net book value of 90 thousand euros.

b) Main movements during the year ended at 31st of December 2017:

Sale of the investment in Premiere Megaplex, S.A.U.

On March 22, 2017, the Company proceeded to sell 100% of the Share Capital of Premiere Megaplex, S.A.U. to Betsson Perch Investments AB at the price of 3,050 thousand euros.

Sale of the investment in Integración Transmedia, S.A.U. (currently named Alea Media, S.A.)

On January 25, 2017, the Company proceeded to sell 60% of the Share Capital of Transmedia Integration, S.A.U. to two individuals, 5% and 55% respectively at the price of 25 thousand euros.

On that date the Company agreed to change the company name to Alea Media, S.A.

Sale of the investment in Emissions Digitals de Catalunya, S.A.

On May 31, 2017, the Company proceeded to sell its stake in Emissions Digital de Catalunya, S.A. to Catalunya Comunicació, S.L. at the price of 8,800 thousand euros.

Acquisiton of Concursos Multiplataformas, S.A.U.

On February 24, 2017, the Company acquired Premiere Megaplex, S.A.U. 100% of the Share Capital of the Company Concursos Multiplataformas, S.A.U. represented by 60,000 registered shares with a nominal value of 1 euro for a total amount of 525 thousand euros.

Acquisiton of Melodía Producciones, S.L.

On April 3, 2017, the Company acquired Melodía Producciones, S.L. shares representing 40% of its Share Capital paid in full at a price of 1 thousand euros.

Acquisition of additional capital in Mediacinco Cartera, S.L.U.

On October 23, 2017, the Company increased its investment in Mediacinco Cartera, S.L. by 6,805 thousand euros. With this increase, it acquired 100% of its Share Capital.

7.2.2. Non-current loans to Group companies

Participating loan granted to Telecinco Cinema, S.A.U

The participating loans amounted to 28,500 thousand euros at December 31, 2018 and 2017. Given the situation of Telecinco Cinema, S.A.U.’s equity, provisions were recognised amounting to 1,768 thousand euros in 2018 and 3,738 thousand euros in 2017.

Participating loan granted to Conecta 5 Telecinco, S.A.U.

In 2018 and 2017, the Company had a participating loan agreement with Conecta 5 Telecinco, S.A.U. amounting to 6,000 thousand euros.

Non-current loan granted to Mediacinco Cartera, S.L.

On January 1, 2018, the credit amounted to 17,046 thousand euros.

In July 2018, a partial redemption of 14,356 thousand euros was made. The remaining balance amounting to 2,690 thousand of euros has been transferred to short-term given that it will mature on December 31, 2019 together with the interests earned in 2018 (180 thousand of euros).

MEDIASET ESPAÑA COMUNICACIÓN, S.A.

Notes to the financial statements for the year ended December 31, 2018

(In thousands of Euros)

7.2.3. Non-current loans to associated companies

Non-current loan to Pegaso Televisión, Inc.

The non-current loan with Pegaso Television, Inc corresponded to two loans. One of which has been sold for its net book value together with the shareholding (Note 7.2.1). With regards to the other loan, a definitive loss of the net book value was recognised given that it was totally impaired in the accounts.

At December 31, 2017, the net book value of the said loans amounted to 3,679 thousand euros (8,992 thousand euros of costs that were provisioned in 5,313 thousand euros).

Non-current loan to Alea Media, S.A

In 2018 and 2017, the Company maintains a participative loan with Alea Media, S.A. amounting to 800 thousand euros and 210 thousand euros respectively. The fixed interest rate is Euribor plus a market spread. The fixed due date is December 31, 2020.

Non-current loan to Melodía Producciones, S.L

In 2018 and 2017, the Company maintains a participative loan with Melodía Producciones, S.L for 480 thousand euros. The fixed interest rate is Euribor plus a market spread. The fixed due date is April 20, 2021. On November 30, 2018 it was transferred to current loans and an impairment loss for the same amount was recognised.

7.3. Impairment testing

Conecta 5 Telecinco, S.A.U.

Due to the characteristics of this investee’s activity, it is not possible to obtain a reliable valuation of the recoverable amount through the current value of the future cash flows derived from the investment, nor through the estimation of the receivable dividends. Therefore, the Company adjusted this valuation based on the investee’s net equity at year-end 2018 in the amount of 10,357 thousand euros (11,813 thousand euros in 2017).

Telecinco Cinema, S.A.U.

This subsidiary is engaged in cinematographic co-productions in compliance with the legal precepts that apply to television concessionaires. Therefore, it is not possible to obtain a reliable valuation of the amount recoverable either by calculating the present value of the future cash flows from the investment nor through the estimation of the receivable dividends, which depend on the number of productions made in the future, on the type of production and on their commercial success. For this reason, the Company has adjusted the valuation in accordance with the equity of the subsidiary as at year-and 2018 and 2017. Given that the value of the capital and reserves of Telecinco Cinema, S.A.U. at December 31, 2018 was negative, the long-term credit granted to this company has been partially provisioned as described in Note 7.2.2.

Advertisement 4 Adventure, S.L.U. (previously Sogecable Media, S.L.U.)

Due to the characteristics of this investee’s activity, it is not possible to obtain a reliable valuation of the recoverable amount through the current value of the future cash flows derived from the investment, nor through the estimation of the receivable dividends. Therefore, the Company adjusted this valuation based on the investee’s net equity at year-end 2018 in the amount of 7,470 thousand euros (9,124 thousand euros in 2017).

MEDIASET ESPAÑA COMUNICACIÓN, S.A.

Notes to the financial statements for the year ended December 31, 2018

(In thousands of Euros)

8. Financial Instruments

8.1 Financial Assets

Financial assets corresponding to investments in equity instruments of other companies have been described in Note 7. The composition of the rest of financial assets in the years 2018 and 2017 is as follows:

Debit securities
(Thousands of euros)	2018	2017
Non-current financial assets Assets at fair value through profit or loss Held to trading	—	—
Other	—	—
Held-to-maturity investments	—	—
Loans and receivables	33,805	52,442
Available-for-sale financial assets	—	—
Measured at cost	—	—
Measured at fair value	—	—
Hedging derivatives	—	—
Total	33,805	52,442
Current financial assets
Assets at fair value through profit or loss
Held to trading	—	—
Other	—	—
Held-to-maturity investments	—	—
Loans and receivables	266,366	269,151
Available-for-sale financial assets	—	—
Measured at cost	—	—
Measured at fair value	—	—
Non-current assets held for sale	—	—
Hedging derivatives	—	—
Total	266,366	269,0151
	300,171	321,593

MEDIASET ESPAÑA COMUNICACIÓN, S.A.

Notes to the financial statements for the year ended December 31, 2018

(In thousands of Euros)

These amounts are disclosed in the balance sheet as follows:

	Total
(Thousands of euros)	2018	2017
Non-current financial assets Investments in group companies and associates
Loans to companies (Nota 19)	33,689	52,177
Non-current financial investments	116	265
total	33,805	52,442
Current financial assets

Trade and other receivables (Note 10)	228,591	227,710
Investments in group companies and associates	37,030	41,336
Financial investments	745	105
total	266,366	269,151
	300,171	321,593

a) Loans and receivables

	Thousands of euros
	2018	2017

Non-current financial assets
Loans to group companies (notes 7 y 19)	33,689	52,177
Loans to third parties	100	250
Deposits given and prepayments	16	15
	33,805	52,442

Current financial assets
Loans and other receivables (note 10)	228,591	227,710
Loans to group companies (note 19)	37,030	41,336
Deposits given and prepayments	—	55
	265,621	269,101

Current and non-current loans to group companies

Non-current loans to Group companies are detailed in Note 7.2.2.

Current loans to Group companies are as follows:

MEDIASET ESPAÑA COMUNICACIÓN, S.A.

Notes to the financial statements for the year ended December 31, 2018

(In thousands of Euros)

Reciprocal credit facilities: interest rates on these loans are EURIBOR plus a market spread.

Tax credits: also included under this heading are tax credits with Group companies stemming from the tax consolidation. The breakdown of these balances can be found in Note 19.

Current loans with Mediacinco Cartera, S.A.U.: explained in Note 7.2.2.

Loans for productions: granted to Alea Media, S.A. and Melodía Producciones, S.L.

b) Derivatives

The Company uses derivatives to hedge its risks against foreign-currency fluctuations on the purchase of audio-visual property rights made in the year. It also hedges against foreign currency risk on commercial transactions with customers. As required by the corresponding valuation (Note 4.5), these derivatives are classified as held for trading, with changes in fair value in the Income Statement.

The following is a breakdown of the notional values of the financial derivatives held by the Company as of December 31, 2018:

		Amount in thousand $
ASSETS	Notional / amount/Maturity up to one year	$	(€/$) exchange rate	Fair value
Purchase of unmatured currency:
Purchase of dollars in euros	7,936	9,693	1,1450	508
Sale of dollars in euros	—	—	—	—

Net	7,936	9,693	1,1450	508

As of December 31, 2017, all derivative instruments were included in financial liabilities (see Note 8.2.b.3).

Foreign currency hedges on rights contracts are measured as the difference between the present value of the foreign currency hedge at the forward rate for the contract and the value of the foreign exchange hedge at the year-end exchange rate.

MEDIASET ESPAÑA COMUNICACIÓN, S.A.

Notes to the financial statements for the year ended December 31, 2018

(In thousands of Euros)

8.2 Financial liabilities

The breakdown of financial liabilities in 2018 and 2017 was as follows:

			Derivatives and other
	Bank borrowings		financial liabilities		Total
(Thousands of euros)	2018	2017	2018	2017	2018	2017
Non-current financial liabilities
Trade and other payables	—	—	108	258	108	258
Liabilities at fair value through profit or loss	—	—	—	—	—	—
Held for trading	—	—	—	—	—	—
Other	—	—	—	—	—	—
Hedging derivatives	—	—	—	—	—	—
	—	—	108	258	108	258

Current financial liabilities
Trade and other payables		3	319,739	351,691	319,739	351,694
Liabilities at fair value through profit or loss	—	—	—	—	—	—
Held for trading		—	—	—	—	—
Hedging derivatives	—	—	92	1,014	92	1,014
	—	3	319,831	352,705	319,831	352,708

	—	3	319,939	352,963	319,939	352,966

These figures are included in the balance sheet as follows:

	Total
(Thousands of euros)	2018	2017
Non-current financial liabilities
Borrowings	108	258
	108	258
Current financial liabilities
Borrowings	48,111	54,224
Borrowings from group companies and associates (note 19)	159,458	147,759
Trade and other payables	112,262	150,725
	319,831	352,708
	319,939	352,966

a) Bank borrowings

In 2018, credit facilities amounting to 275,000 thousand euros were maintained (255,000 thousand euros in 2017). These bear interest at EURIBOR plus a market spread in line with Company solvency.

The maturities of the 275,000 thousand euros of these credit lines are distributed throughout 2019. As of December 31, 2018 and 2017 there are no balances available from said credit lines.

MEDIASET ESPAÑA COMUNICACIÓN, S.A.

Notes to the financial statements for the year ended December 31, 2018

(In thousands of Euros)

b) Derivatives and other financial liabilities

b.1) Borrowings from Group companies

The interest rate on these borrowings is EURIBOR plus a market spread. Loans to Group companies consist of swap facilities. Also included under this heading are current payables for income tax payable with Group companies stemming from the tax consolidation and rights suppliers of the Group companies and Associates. Note 19 provides the breakdown of these balances.

b.2)   Others

The breakdown at December 31, 2018 and 2017 is as follows:

	31.12.18	31.12.17
Non-current debts	108	258
Trade and other payables	112,262	150,725
Other financial liabilities	48,111	54,224
	160,481	205,207

Other financial liabilities mainly consist of current borrowings from suppliers of audio-visual rights.

b.3) Derivative financial instruments

The Company carries out derivative transactions to hedge currency risk on the purchases of audio-visual property rights in the year and when necessary to hedge currency risk on trade transactions in other currencies with customers, which are recognised in the Company’s balance sheet. As required by the corresponding measurement and recognition policy, these derivatives are classified as held for trading.

The breakdown of the notional amounts of Company’s derivatives at December 31, 2018 is as follows:

		Amount in thousand $
	Notional /		(€/$)
	amount/Maturity		exchange	Fair
LIABILITIES	up to one year	$	rate	value
Purchase of unmatured currency:
Purchase of dollars in euros	—	—	—	—
Sale of dollars in euros	1,059	1,328	1,1450	(92)

Net	1,059	1,328	1,1450	(92)

MEDIASET ESPAÑA COMUNICACIÓN, S.A.

Notes to the financial statements for the year ended December 31, 2018

(In thousands of Euros)

The breakdown of the notional amounts of Company’s derivatives at December 31, 2017 is as follows:

		Amount in thousand $
	Notional /		(€/$)
	amount/Maturity		exchange	Fair
LIABILITIES	up to one year	$	rate	value
Purchase of unmatured currency:
Purchase of dollars in euros	12,888	14,351	1.1993	(1,014)
Sale of dollars in euros	—	—	—	—

Net	12,888	14,351	1.1993	(1,014)

The foreign currency derivatives associated with the property rights are measured at the difference between the present value of the quoted foreign currency hedge at the forward exchange rate in the contract and the value of the quoted foreign currency hedge at year end.

8.2 Risk management policy

The Company’s operations are exposed to different basic categories of financial risk:

1. Credit risk

Credit risk exists when a potential loss may arise from the Company’s counterparty not meeting its contractual obligations, i.e., the possibility that financial assets will not be recovered at their net book value within the established timeframe.

The Company’s maximum exposure to credit risk at December 31, 2018 and 2017 was as follows:

Thousands of euros	2018	2017
Non-current loans to Group companies and associates	33,689	52,177
Non-current financial investments	116	265
Trade and other receivables	228,591	227,710
Current loans to Group companies and associates	37,030	41,336
Current financial investments	745	105
Cash and cash equivalents	131,316	97,369
	431,487	418,962

For the purposes of credit risk management, the Company differentiates between financial assets arising from operations and those arising from investments.

MEDIASET ESPAÑA COMUNICACIÓN, S.A.

Notes to the financial statements for the year ended December 31, 2018

(In thousands of Euros)

Operating activities

The majority of the balance of trade payables refers to operations with Group companies and, therefore, are not considered as a risk.

The breakdown of trade receivables (Group and third parties) at December 31, 2018 and 2017 was as follows:

	2018		2017
	Number of	Thousands	Number of	Thousands
	customers	of euros	customers	of euros
With a balance of more than 1,000 thousand euros	2	220,067	2	221,023
With a balance between 1,000 and 500 thousand euros	2	1,356	—	—
With a balance between 500 and 200 thousand euros	7	1,860	9	2,394
With a balance between 200 and 100 thousand euros	9	1,292	13	1,784
With a balance of less than 100 thousand euros	172	2,870	188	2,474
Total	192	227,445	212	227,675

The Company constantly monitors the age of its debt, and there were no risk situations at year end.

Investing activities

A Financial Risk Management Procedures Manual sets forth the general criteria governing investments of the Company’s Treasury surpluses, which, in broad terms, are as follows:

•  The investments are made with institutions (whether domestic or foreign) of recognised financial solvency.

•  The investments are placed in conservative products (bank deposits, debt repos, etc.) on which, in general, the repayment of the invested capital is guaranteed.

•  Authorisations for the corresponding investments are limited by the powers granted to the company’s senior executives and, in any event, are highly restricted (depending on the amount, the Chief Executive Officer, General Management and Operations Director and the Financial Director).

•  Under ordinary circumstances, the longest term is 3 months and the investments usually offer automatically available funds.

2. Market risk

Market risk exists when a potential loss may arise from fluctuations in the fair value or future cash flows of a financial instrument due to changes in market prices.

Given the nearly complete absence of financial debt, there are no financial risks associated with interest-rate movements. Nevertheless, and for illustrative purposes, the Company has conducted a test to determine the sensitivity of the Company’s cash surpluses to certain interest rate modifications.

The following assumption was used: beginning with our year-end cash surpluses, and taking the 1-month Euribor at December 31, as the benchmark, we applied a variation of -10 +50 basis points for 2018 (in 2017,

MEDIASET ESPAÑA COMUNICACIÓN, S.A.

Notes to the financial statements for the year ended December 31, 2018

(In thousands of Euros)

we applied a variation of -10 + 50).

The sensitivity test shows that the impact of variations on the interest rates applied to the cash surpluses, at December 31, would, in any event, not be significant and would exclusively affect the amount of financial income.

	Reference Rate (Eur)	Cash Surpluses	Annual Interest	50 b.p.	Annual Interest	-10 b.p.	Annual Interest
31-12-18	-0.363	137,304	(498)	0.137	188	-0.463	(636)
31-12-17	-0.368	123,776	(455)	0.132	163	-0.468	(579)

The financial instruments exposed to EUR/USD exchange-rate risk, mainly consisting of future currency-purchase agreements, have undergone a sensitivity test at the year-end date.

The exposed balance sheet value of these financial instruments was adjusted by applying a symmetrical percentage change, equal to the 1-year implicit volatility of the currency in question published by Reuters (7.69% in 2018 and 7.45% in 2017).

The sensitivity test shows that the variations on the year-end exchange rate would have had an impact on the income statement, which, in any event, is not significant.

IMPORT EXCHANGE INSURANCE
31/12/2018			31/12/2017
USD k$	Exc. Rate	Differences k€	k$	Exc. Rate	Differences k€
9,693	1.1450	507	14,351	1.1993	(1,014)

Sensibility Test
9,693	1.0570	1,208	14,351	1.1100	(67)
9,693	1.2330	(94)	14,351	1.2886	(1,833)

EXPORT EXCHANGE INSURANCE
31/12/2018			31/12/2017
USD k$	Exc. Rate	Differences k€	USD k$	Exc. Rate	Differences k€
1,328	1.1450	(92)	—	—	—

Sensibility Test
1,328	1.0570	(108)	—	—	—
1,328	1.2330	(11)	—	—	—

3. Liquidity risk

The Company’s financial structure is at a low liquidity risk, given the absence of financial leveraging and the recurrence of operational cash flow generated every year.

Liquidity risk would result from the Company having insufficient funds or access to sufficient funds at an acceptable cost to meet its payment obligations at all times. The Group’s objective is to maintain sufficient

MEDIASET ESPAÑA COMUNICACIÓN, S.A.

Notes to the financial statements for the year ended December 31, 2018

(In thousands of Euros)

available funds to conduct its business.

The Company’s policies establish the minimum liquidity levels required at all times:

•       Excess liquidity may only be invested in certain types of assets, the liquidity of which is guaranteed (see previous section on credit risk/investment activities).

•       The amount of the Company’s revolving credit lines ensures that the Company is able to meet its operating needs as well as finance new short-term investment projects. At year-end 2018, the credit lines available totalled 275,000 thousand euros (entirely available). At year-end 2017, the credit lines available totalled 255,000 thousand euros (entirely available). Given the market situation, these credit lines have been contracted under very competitive financial conditions, which strengthen the financial sector’s perception that the Company is creditworthy (Note 8.2).

The undiscounted contractual maturity dates of financial liabilities at December 31, 2018 are as follows:

	Thousands of euros
	Up to 6 months	6 months - 1 year	1-5 years	More than 5 years	Total
Non-current borrowings	—	—	108	—	108
Current borrowings	48,111	—	—	—	48,111
Current borrowings from Group companies and associates	—	159,458	—	—	159,458
Trade and other payables	77,504	34,758	—	—	112,262
	125,615	194,216	108	—	319,939

The undiscounted contractual maturity dates of financial liabilities at December 31, 2017 are as follows:

	Thousands of euros
	Up to 6 months	6 months - 1 year	1-5 years	More than 5 years	Total
Non-current borrowings	—	—	258	—	258
Current borrowings	54,221	3	—	—	54,224
Current borrowings from Group companies and associates	—	147,759	—	—	147,759
Trade and other payables	111,964	38,761	—	—	150,725
	166,185	186,523	258	—	352,966

MEDIASET ESPAÑA COMUNICACIÓN, S.A.

Notes to the financial statements for the year ended December 31, 2018

(In thousands of Euros)

The undiscounted contractual maturities of the financial assets at December 31, 2018 are as follows:

	Thousands of euros
	6 months	6 months		More than
	or less	- 1 year	1-5 years	5 years	Total
Non-current financial assets
Loans to group companies (note 19)	—	—	32,732	—	32,732
Loans to associates (note 19)	—	—	957	—	957
Loans to third parties	—	—	100	—	100
Deposits given and prepayments	—	—	—	16	16
Current financial assets
Trade and other receivables (note 10)	228,591	—	—	—	228,591
Loans to group companies (note 19)	—	37,030	—	—	37,030
Deposits given and prepayments	—	745	—	—	745
	228,591	37,775	33,789	16	300,171

The undiscounted contractual maturities of the financial assets at December 31, 2017 were as follows:

	Thousands of euros
	6 months	6 months		More than
	or less	- 1 year	1-5 years	5 years	Total
Non-current financial assets
Loans to group companies (note 19)	—	—	47,808	—	47,808
Loans to associates	—	—	4,369	—	4,369
Equity instruments	—	—	250	—	250
Deposits given and prepayments	—	—	—	15	15
Current financial assets
Trade and other receivables (note 10)	221,997	5,713	—	—	227,710
Loans to group companies (note 19)	—	41,336	—	—	41,336
Deposits given and prepayments	—	105	—	—	105
	221,997	47,154	52,427	15	321,593

8.4 Information on the average payment period to suppliers. Third additional provision: “Disclosure requirements” of Law 15/2010 of July 5.

Detailed below is the information required by the Third Additional Provision of Law 15/2010, of July 5 (modified by the Second Final Provision of Law 31/2014, of December 3) prepared in accordance with the ICAC

MEDIASET ESPAÑA COMUNICACIÓN, S.A.

Notes to the financial statements for the year ended December 31, 2018

(In thousands of Euros)

Resolution of January 29, 2016, on the information to be included in the Annual Accounts report in relation to the average payment period to suppliers in commercial operations for the years 2018 and 2017:

	2017	2018
(Days)
Average supplier payment period	71	65
Ratio of paid transactions	76	69
Ratio of transactions pending payment	43	34

(Thousands of euros)
Total payments made	480,756	482,349
Total future payments	95,551	64,719

In accordance with the ICAC Resolution, regarding the calculation of the average period of payment to suppliers, the commercial operations corresponding to the delivery of goods or services rendered accrued from the date of entry into force of Law 31/2014, of December 3 have been taken into account.

For the exclusive purposes of giving the information provided in this Resolution, suppliers are considered as those commercial creditors for debts with suppliers of goods or services, included in the items “Suppliers” and “Suppliers, group companies and associates” in the current liabilities of the Balance Sheet.

It is understood by “average supplier payment period” the time that elapses from the delivery of goods or the provision of services by the supplier and material payment of the operation.

This difference is notable when compared to the maximum stipulated by payment arrears regulations and is exclusively due to the rigorous control exercised by the Company with regard to commercial and tax requirements to be met by invoices received, meaning that they are not paid until the incidents detected have not been resolved.

9. Inventories

The balances under this heading at year end are as follows:

	2018	2017
Prepayments to program suppliers	33	239
In-house production programs	9.720	5.552
Total	9.753	5.791

MEDIASET ESPAÑA COMUNICACIÓN, S.A.

Notes to the financial statements for the year ended December 31, 2018

(In thousands of Euros)

10. Trade and other receivables

The breakdown of trade and receivables in 2018 and 2017 is as follows:

	31.12.18	31.12.17
Trade receivables	8,009	5,713
Receivables from Group companies and associates (note 19)	219,436	221,962
Other receivables	1,092	—
Receivables from employees	54	35
Current income tax assets (note 15)	10,339	242,865
	238,930	242,865

Impairment losses:

The balance of trade receivables is shown net of impairment loss allowances. The variations in 2018 and 2017 in these impairment losses are as follows:

Thousands of euros
Cumulative losses at January 1, 2017	5.099
Change to the income statement	(281)
Cumulative losses at December 31, 2017	4.818

Cumulative losses at January 1, 2018	4.818
Change to the income statement	(2.198)
Cumulative losses at December 31, 2018	2.620

The breakdown of trade receivables for sales and services denominated in foreign currency, for 2018 and 2017, is as follows:

	2018		2017
		Balance in		Balance in
		thousands		thousands
		of euros at		of euros at
ASSETS	Dollars k$	31.12.18	Dollars k$	31.12.17
Trade receivables	172	150	257	214

MEDIASET ESPAÑA COMUNICACIÓN, S.A.

Notes to the financial statements for the year ended December 31, 2018

(In thousands of Euros)

11. Other current assets

The breakdown of this heading at December 31 is as follows:

Thousands of euros	2018	2017

Other current assets	8,239	12,387
	8,239	12,387

The amounts shown in this heading arise from the accrued retransmission rights pending broadcast. The decrease in the balance compared to the year-end of the previous year is mainly due to the accrued expenses that were related at the year-end, to certain broadcasting rights of sporting events that had taken place in 2018.

12. Cash and cash equivalents

The breakdown of “Cash and cash equivalents” at December 31, 2018 and 2017, is as follows:

Thousands of euros	2018	2017

Cash	18	23
Current account	131.298	97.346
	131.316	97.369

Current accounts earn market interest rates. Cash and cash equivalents are unrestricted.

13. CAPITAL AND RESERVES

a) Issued capital

At December 31, 2018 the share capital consisted of 327,435,216 shares with a value of 0.50 euros each, represented by a book-entry system (336,717,490 shares with a value of 0.50 euros each at December 31, 2017). Share capital is fully subscribed and paid-up and the breakdown of ownership is as follows:

Shareholder	31.12.18	31.12.17
Mediaset S.P.A.	51.63	50.20
Free float	48.37	47.04
Tresury shares	—	2.76
Total	100	100

All the shares making up the company’s issued capital enjoy the same rights.

Share transfers are governed by the General Audio-visual Communication Law 7/2010, of March 31.

Listing on the Stock Exchange:

The Company was admitted for listing on the Stock Exchange on June 24, 2004. On January 3, 2005, its shares were included on the IBEX 35. Its shares are traded on the Madrid, Barcelona, Bilbao, and Valencia Stock Exchanges.

MEDIASET ESPAÑA COMUNICACIÓN, S.A.

Notes to the financial statements for the year ended December 31, 2018

(In thousands of Euros)

b) Share premium

The share premium can be freely distributed, amounting to 313,235 thousand euros as of December 31, 2018 and 409,041 thousand euros as of December 31, 2017.

c) Legal reserves

The companies are required to transfer 10% of each year’s profit to a legal reserve until this reserve reaches an amount at least equal to 20% of share capital. This reserve cannot be distributed to shareholders and may only be used to offset losses if no other reserves are available. At year end 2018 and 2017, the legal reserve had reached the legally required minimum and the change therein relates to the proportional part of the capital reduction, which was classified as other reserves.

d) Goodwill reserve and other reserves

The Goodwill reserve (59,596 thousand euros) was set aside during prior years, in accordance with Section 4 of Article 273 of the revised text of the Companies Act (amended, effective from January 1, 2016), which stated that companies were required to set aside a non-distributable reserve representing at least five percent of the goodwill (Note 6) on the assets side of the balance sheet charged to the year; where this is not sufficient, charged to voluntary reserves, and was restricted as long as the related goodwill was recognised on the Company’s balance sheet.

This reserve is restricted, and as established by the first transitional provision of Royal Decree 602/2016 of December 2, and effective from January 1, 2016, this reserve will be reclassified to voluntary reserves, and will be available in the amount which surpasses goodwill recorded on the assets side of the balance sheet.

The rest of reserves are freely available.

e) Dividends

During the general shareholders meeting in April 18th 2018, the decision was made to distribute profit for 2017 as follows:

Thousands of euros
Profit for the year individual 2017	164.666
Dividends	164.666
Total	164.666

The ordinary dividend amounts to 0.50289506 euros per share after deducting the amount corresponding to the Company.

Additionally, it was agreed to distribute an extraordinary dividend, charged to unrestricted reserves, for a total amount of 32,830 thousand euros, equivalent to 0.10026558 euros per share after discounting the amount corresponding to the company’s own shares.

Both dividends were paid to the shareholders of Mediaset España Comunicación, S.A. On May 3, 2018.

f) Treasury shares and equity investments

On February 23, 2017, the CNMV was informed of the agreement by the Board of Directors to execute a treasury share buyback plan for a maximum amount of 100 million euros with the aim of reducing the

MEDIASET ESPAÑA COMUNICACIÓN, S.A.

Notes to the financial statements for the year ended December 31, 2018

(In thousands of Euros)

Company’s capital stock. On August 28, 2017, the CNMV was informed of the completion of the Treasury Share Buyback Plan previously mentioned.

The movement in this heading in 2018 was the following:

Thousands of euros	Balance 31.12.17	Additions	Amortization	Disposals	Balance 31.12.18
Treasury shares	100,500	343	100,448	395	0

The change in the number of shares during the year  is detailed below:

Number of shares	Balance 31.12.17	Additions	Amortization	Disposals	Balance 31.12.18
Treasury shares	9,282,275	36,500	9,282,274	36,500	1

The decrease in the number of treasury shares during 2018 is mainly due to the capital reduction approved by the General Shareholders Meeting on April, 18, 2018.

Changes under this heading in 2017 were as follows:

Thousands of euros	Balance 31.12.16	Additions	Amortization	Disposals	Balance 31.12.17
Treasury shares	—	100,822	—	322	100,500

The change in the number of shares in 2017 is detailed below:

Number of shares	Balance 31.12.16	Additions	Amortization	Disposals	Balance 31.12.17
Treasury shares	—	9,311,275	—	29,000	9,282,275

The increase in the number of treasury shares during 2017 is mainly due to the execution of the Buyback Program.

There is one treasury share at December 31, 2018. The Company’s legal reserve was equivalent to 2.76% of share capital at year-end 2017.

14. Provisions and other Contingent Liabilities

Non-current provisions

At December 31, 2018 and 2017, the non-current provisions for liabilities and charges relate to pending lawsuits and appeals between the Company and third parties and with long-term employee remuneration provisions. On the one hand, the provisions correspond to litigation that the Company faces and from which a probable

MEDIASET ESPAÑA COMUNICACIÓN, S.A.

Notes to the financial statements for the year ended December 31, 2018

(In thousands of Euros)

outflow of resources is expected. In addition, it allocates the accrued portion of the long-term remuneration of the personnel corresponding to the medium-term incentive and loyalty plans referenced to the company’s share value. On the other hand, the reversals and applications correspond to the resolution of the aforementioned litigation procedures. On the other hand, the reversals and applications correspond to the resolution of certain disputes mentioned above. Finally, the transfers correspond to the short-term classification of the amounts accrued by the first incentive and loyalty plan (Note 17) that will be paid in 2019.

The composition and movements under “Provisions” in 2018 and 2017 are as follows:

	2018
(Thousands of euros)	31.12.2017	Allowances	Reversals/ Applications	Transfers	31.12.2018
Non-current provisions
Provision for outstanding litigation	12,457	6,105	(10,631)	—	7,931
Long-term incentive and loyalty plans provision	834	634	—	(612)	856
	13,291	6,739	(10,631)	(612)	8,787

	2017
(Thousands of euros)	31.12.2016	Allowances	Reversals/ Applications	Transfers	31.12.2017
Non-current provisions
Provision for outstanding litigation	9.150	10.378	(7.071)	—	12.457
Long-term incentive and loyalty plans provision	—	616	—	218	834
	9.150	10.994	(7.071)	218	13.291

For all litigation, the directors of the company as well as their advisors evaluate the risk, and in those cases where the risk of outflow of resources is probable, and it is possible to quantify its economic effects and provide adequate provisions.

Personnel

During 2018, a provision of 634 thousand euros was allocated within a Loyalty Plan for Senior Executives (616 thousand euros in 2017) (Note 17).

Contingencies/Lawsuits

Procedures relative to the late presentation of the Action Plan in the concentration of Telecinco/Cuatro

On August 2, 2011, the National Competition Commission currently the National Commission for Markets and Competition (CNMC) handed down a resolution on dossier SNC/0012/11 (Concentration Telecinco-Cuatro) in which it declared Mediaset España responsible for a very serious violation of Anti-Trust Law, as it did not present an Action Plan (including commitments with the CNMC) within the established deadline, sanctioning the company with a fine of 3,600 thousand euros.

This resolution was appealed before the National Court of Justice as part of ordinary civil lawsuit 474/2011. A sentence handed down on January 8, 2013 overruled it, upholding the fine.

Another appeal was filed before the Supreme Court, and upheld on September 21, 2015, with a ruling that the appealed sentence was contested, ordering the return of the proceedings to the CNMC so that it could give another decision proportionate to the charged and justified infraction.

On May 12, 2016, the CNMC handed down a new resolution, in which it decreased the initial fine to 1,676 thousand euros. A new appeal and request for injunction was filed before and accepted by the National Court

MEDIASET ESPAÑA COMUNICACIÓN, S.A.

Notes to the financial statements for the year ended December 31, 2018

(In thousands of Euros)

of Justice, based on the consideration that the sanction is not duly justified, and it continued being disproportionate with regard to the infraction. That appeal was dismissed by the Nacional Court of Justice through the ruling dated on 23-4-18, based on the same arguments used in the ruling of January 8, 2013 (Ordinary Proceeding 474/2011) aforementioned.

For such reasons, an Appeal to the Supreme Court (Recurso de Casación) Nº 5246/18 has been correctly filed in a timely manner and accepted for consideration by means of the Court order (Auto) dated 19-11-18 and is currently pending resolution.

The Ruling appealed and, finally, the new Resolution issued by the CNMC, incur the same defects as the one annulled by the Supreme Court. In addition, the new sanction was set without giving, at any time, a hearing to this party, and without respecting the legal deadlines established for this type of procedure. For these reasons, the Directors and their advisors trust that a definitive resolution will be obtained on this point, for which reason the attached Balance Sheet does not include any provision in relation to this contingency.

Proceedings related to Mediaset España Comunicación, S.A.’s supposed failure to comply with the Telecinco- Cuatro merger commitments

On February 6, 2013, the National Competition Commission currently the National Commission for Markets and Competition (CNMC) handed down a ruling on Dossier SNC/0024/12 Mediaset (the “resolution”), in which it declares that Mediaset España Comunicación, S.A. (“Mediaset España”) failed to comply with certain commitments and obligations established in the C-0230/10 Telecinco/Cuatro merger dossier; a fine of 15,600 thousand euros was given.

The resolution states that the Mediaset España failed to comply with four of the twelve commitments upon which the Telecinco/Cuatro merger was authorised (commitments (ii), (iii), (vi) and (xii)), as well as different requirements for providing information to the CNMC regarding these commitments.

In the CNMC’s view, the commitments established certain restrictions for Mediaset España in order to neutralize or compensate for potential anti-trust issues arising from the transaction.

The commitments were subsequently unilaterally developed by the CNMC with an Action Plan that was unilaterally imposed on the Company, with an interpretation of the commitments which was strict to the point that it substantially modified its original content, affecting both advertising as well as content acquisition matters. For example, the “interpretation” considered that the duration of contracts for acquiring content should be calculated commencing on their signing date, rather than when the rights commenced.

Mediaset España however, did not fail to comply with any of its commitments with the CNMC.

Therefore, Mediaset España appealed the resolution in time and substance before the National Court of Justice, which subsequently suspended of the fine, and the process is still continuing in this court, it has not yet issued a resolution on the matter.

Meanwhile, in its Judgments handed down on December 15, 2014 and November 2, 2015 in the Supreme Court Appeals 2038/2012 and 2354/2013 respectively, the Supreme Court partially upheld the appeals for judicial review filed against the above Action Plan, thereby annulling in both cases the portion leading to the alleged infringement and corresponding sanction. Therefore, regardless of the outcome of the appeal against the sanction, both Judgments annul it; in any case, it should be recalculated.

As in the abovementioned case, the accompanying Balance Sheet does not include a provision for this contingency, as the directors and legal advisors do not consider it likely that this liability will materialise.

MEDIASET ESPAÑA COMUNICACIÓN, S.A.

Notes to the financial statements for the year ended December 31, 2018

(In thousands of Euros)

Proceedings related to Mediaset España Comunicación, S.A.’s failure to comply with the Telecinco-Cuatro merger commitments

On September 17, 2015, the National Commission for Markets and Competition (CNMC) handed down a ruling on Dossier SNC/0036/15 Mediaset (the “resolution”), in which it found that Mediaset España Comunicación, S.A. (“Mediaset España”) had failed to comply with one of the commitments of the Telecinco/Cuatro merger, and therefore set a fine of 3,000 thousand euros.

Specifically, based on the Resolution, Mediaset España supposedly did not comply with the terms of the commitment (ii) in 2013, as it allegedly linked the sale of Telecinco and Cuatro advertising space in a formal or de facto manner.

However, Mediaset España did not fail to comply with the above commitment, as there is not proof beyond a reasonable doubt that the conduct in question is tantamount to an infraction; Mediaset’s sales figures for the period demonstrated that none of the alleged infractions took place. Reports prepared by external advisors conclude that Publiespaña did not fail to meet its commitments nor has it violated anti-trust laws.

Therefore, Mediaset España appealed the resolution in time and substance before the National Court of Justice, and the process is ongoing in this court, it has not yet issued a resolution on the matter.

As in the previous case, the accompanying Balance Sheet does not include a provision for this contingency, as the directors and legal advisors do not consider it likely that this risk will arise.

Madrid Court of First Instance number 6: Ordinary proceeding number 1181/10

The Company filed a lawsuit of ordinary proceedings on November 19, 2010 against the content supplier ITV requesting that a contract granting the licensing format of PASAPALABRA, as well as two other related contracts: one for the provision of library programs, and another for developing TV formats.

ITV requested that the claim be dismissed and also filed a counterclaim requesting that the Company be ordered to pay the contract transaction costs as well as an indemnity for damages and losses.

On February 3, 2014, the Court handed down a sentence overturning the order while partially upholding the counterclaim, declaring that the Company had not complied with the agreements reached with ITV, and that it was in violation of certain rights; the Company was ordered to pay the amounts claimed in the appeal. The amount was eventually paid (approximately 15 million euros, of which 5.4 million euros corresponded to the contract for the Pasapalabra format).

Subsequently, on September 20, 2016, the Madrid Appellate Court partially upheld the appeal filed by the Company, nearly halving the amount of the indemnity that it had originally been ordered to pay in the first instance; the resolution considered that the two contracts signed in conjunction with the contract related to the Pasapalabra format had not been breached. The amount payable by the Company to continue using the program’s format subsequent to termination of the contract has still not been decided.

This sentence is not final, as it was appealed before the Supreme Court; with no decision having been made yet.

The accompanying Balance Sheet does not include any provision regarding this contingency, because the directors and their advisors expect a positive final judgement, for the reasons, among others, that are detailed below. One of the points which Mediaset España disputes through this procedure, is that ITV is only the owner of the part of the program called “Pasapalabra” that is really original and, therefore, protectable from a point of view of the regulations governing intellectual property, which is the final part or test called and known as “el Rosco”.

MEDIASET ESPAÑA COMUNICACIÓN, S.A.

Notes to the financial statements for the year ended December 31, 2018

(In thousands of Euros)

To this end, Mediaset España has sufficiently accredited that the “Pasapalabra” program is based on the program first broadcast in Italy under the title “Passaparola” (a title that is registered under the name of Reti Televisive Italiane, SpA RTI), whose final part, El Rosco, originally known as “End Game 21x100”, was produced under the express license of a company called “MC&F”, creator of that format.

Thus, the weight of the numerous and categorical evidence provided by Mediaset España in the process must lead to the appeal raised in the Supreme Court being upheld.

Sanction proceeding initiated by the CNMC for possible infringement of art. 1 of the Anti-Trust Law

On February 21, 2018, Mediaset España was notified by the Comisión Nacional de los Mercados y la Competencia (CNMC) of the initiation of sanction proceedings (S/DC/617/17) for the alleged infringement of Article 1 of the Anti-Trust Law, considering that certain contracting conditions on television advertising established by Mediaset España and Atresmedia could unjustifiably restrict the functioning of the market.

On January 4, 2019, the CNMC notified Mediaset España the Specification of Facts Document (Pliego de Concreción de Hechos) of the said proceedings, which is based on series of premises and certain accusations that lack any factual and legal basis were made; as it has been stated in the arguments submitted by the Company on February 6, 2019.

The Company trusts that the aforementioned file will end being upheld based on the solid factual, legal and economic foundation provided.

15. Taxes

Under current tax regulations, tax returns may not be considered final until they have either been inspected by tax authorities or until the four-year inspection period has expired.

On January 13, 2016, notification was received from the Department of Tax and Customs Control of the Central Delegation of Major Taxpayers that tax inspection proceedings had been initiated for the following items and years open to inspection:

Item(s)	Periods
Income tax	2011 to 2014
Value added tax	2012 to 2014
Withholdings/Payments on account/Professionals	2012 to 2014
Withholding non-resident income tax	2012 to 2014

On September 20, and October 5 of 2016, tax assessments were signed in conformity in the amount of 1,116 thousand euros, thereby concluding all the above actions.

Once the above assessments and investigations have been concluded, the following Company items and periods are open to inspection:

Item(s)	Periods
Income tax	2015 to 2017
Value added tax	2015 to 2018
Withholding non-resident income tax	2015 to 2018
Annual transaction statement	2014 to 2017
Withholdings/Payments on account/Professionals	2015 to 2018
Consolidated statement of intra-regional delivery and acquisition of assets	2015 to 2018

MEDIASET ESPAÑA COMUNICACIÓN, S.A.

Notes to the financial statements for the year ended December 31, 2018

(In thousands of Euros)

Value-added tax

In 2010, the Company has filed consolidated tax as regulated by Chapter IX, Title IX of Law 37/1992. As a result, it has presented consolidated VAT for tax group 0092/10, which comprises:

•      Mediaset España Comunicación, S.A., as the parent Company.

•      Telecinco Cinema, S.A.U.

•      Publiespaña, S.A.U.

•      Mediacinco Cartera, S.L.U.

Presenting consolidated VAT generates a short-term payable to Group companies for the tax effect (Note 19).

The Company as of July 1, 2017, due to the changes introduced in the Regulation of the Value Added Tax by the R.D. 596/2016 of December 2 for the modernization, improvement and promotion of the use of electronic means in the management of the Value Added Tax (VAT), passed to a new VAT book- keeping system that is carried out through the Website of the State Tax Administration Agency (AEAT) and which is called Immediate Information Supply (SII).

The breakdown of balances relating to income tax assets and liabilities at December 31 is as follows:

Thousands of euros	2018	2017
Deferred tax liabilities	(395)	(258)
Defered tax liabilities	(395)	(258)
VAT	(11,636)	(6.461)
Personnel income tax withholdings	(2,668)	(2.861)
Social Security	(1,289)	(1.316)
Levy to finance RTVE	(5,874)	(6.368)
Others	(28)	(25)
Other payables to public administrations	(21,495)	(17.031)
Deferred tax assets	15,726	14.332
Unused tax deductions and relief	42,033	50.494
Deferred tax assets	57,759	64.826
Income tax	10,329	15.145
Personnel income tax withholdings - leases	10	10
Income tax (Nota 10)	10,339	15.155

MEDIASET ESPAÑA COMUNICACIÓN, S.A.

Notes to the financial statements for the year ended December 31, 2018

(In thousands of Euros)

15.1 Company tax calculation

The reconciliation of net income and expenses for the year with tax results of the Company tax is as follows:

	Income statement			Income and expenses directly recognized in equity
Thousands of euros	Increase	Decrease	Total	Increase	Decrease	Total
2018
Income and expenses for the year
Continuing operations	175,089	—	175,089	—	—	—
Discontinued operations	—	—	—	—	—	—
Income tax	175,089	—	175,089	—	—	—
Continuing operations	30,986	—	30,986	—	—	—
Discontinued operations	—	—	—	—	—	—
	30,986	—	30,986	—	—	—
Income and expenses for the year before tax			206.075			—
Permanent differences
Provisions-group companies	1,631	—	1,631	—	—	—
Non- deductible expenses & penalties	73	—	73	—	—	—
Internal elimination of dividends	—	(75,301)	(75,301)	—	—	—
Others	1,017	—	1,017	—	—	—
Temporary differences	5,023	—	5,023	—	—	—
Utilization of previously unrecognized tax losses	—	—	—	—	—	—
Tax result			138,518			—

	Income statement			Income and expenses directly recognized in equity
Thousands of euros	Increase	Decrease	Total	Increase	Decrease	Total
2017
Income and expenses for the year
Continuing operations	164,666	—	164,666	—	—	—
Discontinued operations	—	—	—	—	—	—
	164,666	—	164,666	—	—	—
Income tax	17,221	—	17,221	—	—	—
Continuing operations	—	—	—	—	—	—
Discontinued operations	17,221	—	17,221	—	—	—
Income and expenses for the year before tax			181,887
Permanent differences
Provisions-group companies	—	(1,227)	(1,227)	—	—	—
Non- deductible expenses & penalties	120	—	120	—	—	—
Internal elimination of dividends	—	(71,001)	(71,001)	—	—	—
Others	—	(157)	(157)	—	—	—
Temporary differences	18,616	—	18,616	—	—	—
Utilization of previously unrecognized tax losses	—	—	—	—	—	—
Tax result			128,238			—

MEDIASET ESPAÑA COMUNICACIÓN, S.A.

Notes to the financial statements for the year ended December 31, 2018

(In thousands of Euros)

Temporary differences are due to different taxation and accounting criteria relative to impairment provisions regarding audio-visual rights and other provisions, and the amortization deductibility limits during 2013 and 2014.

The reconciliation between income tax expense/(income) and the result of multiplying total recognized income and expenses by applicable tax rates —with the balance of the income statement being differentiated— is as follows:

Thousands of euros	Income statements	Income and expense recognized directly in equity
2018
Income and expenses for the year before tax	206.075	—
Tax charge (tax rate: 25%)	51,519	—
Non-deductible expenses (revenue)	(18,146)	—
Tax credits and others	(7,050)	—
Tax on foreign profits	169	—
Adjustments due to changes in tax rates	4,494	—
Tax expense (income)	30,986	—

Thousands of euros	Income statements	Income and expense recognized directly in equity
2017
Income and expenses for the year before tax	181,887	—
Tax charge (tax rate: 25%)	45,472	—
Non-deductible expenses (revenue)	(18,066)	—
Tax credits and others	(10,450)	—
Tax on foreign profits	124	—
Adjustments due to changes in tax rates	141	—
Tax expense (income)	17,221	—

MEDIASET ESPAÑA COMUNICACIÓN, S.A.

Notes to the financial statements for the year ended December 31, 2018

(In thousands of Euros)

The breakdown of income tax expense/ (income) is as follows:

Thousands of euros	Income statements	Income and expense recognized directly in equity
2018
Current income tax	23,781	—
	23,781	—
Change in deferred tax assets and liabilities
Other temporary differences	7,205	—
	30,986	—

Thousands of euros	Income statements	Income and expense recognized directly in equity
2017
Current income tax	22,842	—
	22,842	—
Change in deferred tax assets and liabilities
Other temporary differences	(5,621)	—
	17,221	—

Payable Company Tax is as follows:

Thousands of euros	2018
Taxable income:	138,518
Tax payable: (25%)	34,630
Tax payable contributed by subsidiaries in tax consolidation	25,107
Deductions and rebates, companies filing consolidated taxes	(14,934)
Utilization of unused tax losses - consolidated companies	(11,445)
Withholdings	(43,697)
Total income tax refund	(10,339)

Thousands of euros	2017
Taxable income:	128,238
Tax payable: (25%)	32,060
Tax payable contributed by subsidiaries in tax consolidation	24,957
Deductions and rebates, companies filing consolidated taxes	(11,284)
Utilization of unused tax losses - consolidated companies	(14,254)
Withholdings	(40,028)
Total income tax refund	(8,549)

MEDIASET ESPAÑA COMUNICACIÓN, S.A.

Notes to the financial statements for the year ended December 31, 2018

(In thousands of Euros)

Refundable Company tax is as follows:

Thousands of euros	2018	2017
Corporate income tax refundable 2015	—	—
Corporate income tax refundable 2016	—	6,596
Corporate income tax refundable 2017	—	8,549
Corporate income tax refundable 2018	10,339	—
Total	10,339	15,145

15.2 Deferred tax assets

The breakdown is as follows:

Thousands of euros	2018	2017
Deferred tax assets	15,726	14,332
Unused tax credits and rebates	42,033	50,494
	57,759	64,826

The detail and movements of the different items that comprise “Deferred tax assets” excluding the deductions pending application are as follows:

Thousands of euros	Opening balance	Income Statement	Equity	Reclassifications	Closing Balance
2017
Deferred tax assets
Impairment audio-visual rights	4,632	(207)	—	—	4,425
Rights management institutions	—	160	—	—	160
Provisions subsidiaries	138	(138)	—	—	—
Depreciation/amortization	1,537	(323)	—	—	1,214
Other provisions	5,801	(2,758)	—	—	3,043
Amort. Goodwill	2,224	4,660	—	—	6,884
Merger/Licence	14,332	1,394	—	—	15,726

MEDIASET ESPAÑA COMUNICACIÓN, S.A.

Notes to the financial statements for the year ended December 31, 2018

(In thousands of Euros)

Thousands of euros	Opening balance	Income Statement	Equity	Reclassifications	Closing Balance
2017
Deferred tax assets
Impairment audio-visual rights	4.219	413	—	—	4.632
Rights management institutions	922	(922)	—	—	—
Provisions subsidiaries	414	(276)	—	—	138
Depreciation/amortization	3.360	(1.823)	—	—	1.537
Other provisions	3.282	2.519	—	—	5.801
Amort. Goodwill Merger/Licence	—	4.663	—	(2.439)	2.224
	12.197	4.574	—	(2.439)	14.332

During 2018, the tax group offset tax losses carry forwards amounting to 59,738 thousand euros (2017: 57,017 thousand euros).

At December 31, the tax group’s tax loss carry-forwards to be offset amount to 96,390 thousand euros (2017: 156,128 thousand euros).

At December 31, 2018 unused tax credits for audio-visual productions amount to a total of 42,033 thousand euros (2017: 50,494 thousand euros) which can be recovered over the next 15 years.

	Thousands of euros
	2018	2017
Deductions pending 2012	—	5.107
Deductions pending 2013	—	7.060
Deductions pending 2014	7.352	10.443
Deductions pending 2015	8.614	8.614
Deductions pending 2016	7.140	7.140
Deductions pending 2017	11.680	12.130
Deductions pending 2018	7.247	—
	42.033	50.494

The Company estimated the taxable profits which it expects to obtain over the coming years. Likewise, it has analysed the reversal period of taxable temporary differences. Based on this analysis, the Company has recognised deferred tax assets for tax credits and deductible temporary differences which it considers probable will be recoverable in the future.

MEDIASET ESPAÑA COMUNICACIÓN, S.A.

Notes to the financial statements for the year ended December 31, 2018

(In thousands of Euros)

15.3 Deferred tax liabilities

The breakdown and movements in the various items composing “Deferred tax liabilities” are as follows:

Thousands of euros	Opening Balance	Income statements	Equity	Reclassification	Closing Balance
2018

Deferred tax liabilities
Other	258	137	—	—	395
Tax Depreciation Goodwill Merger/Licence	—	—	—	—	—
	258	137	—	—	395

Thousands of euros	Opening Balance	Income statements	Equity	Reclassification	Closing Balance
2017
Deferred tax liabilities
Other	338	(80)	—	—	258
Tax Depreciation Goodwill Merger/Licence	2.439	—	—	(2.439)	—
	2.777	(80)	—	(2.439)	258

The deferred tax liability mainly relates to taxable temporary differences arising from consolidation adjustments of the tax group.

16. Guarantee Commitments to Third Parties

The breakdown of guarantees provided as of December 31, 2018 and 2017 is as follows:

Thousands of euros	2018	2017
Nature of guarantee
Surely bonds for contracts, concessions and tenders	54,975	37,931
Payments into court	38,541	38,106
Guarantees deposited with the tax authorities	9,029	9,029
	102,545	85,066

Thousands of euros	2018	2017
Nature of guarantee
Surely bonds for contracts, concessions and tenders	2,062	2,062
	2,062	2,062

As of December 31, 2018, the company has 54,975 thousand euros in guarantees required for its commercial activity (37,931 thousand euros as of December 31, 2017).

As of December 31, 2018, the Company pledged a guarantee of 9,029 thousand euros with the Tax and

MEDIASET ESPAÑA COMUNICACIÓN, S.A.

Notes to the financial statements for the year ended December 31, 2018

(In thousands of Euros)

Customs Control Department arising from its appeal against the tax settlement agreement of which the Department notified the Group on May 20, 2013, which confirmed the proposal given in the assessment from the tax inspection dated April 16, 2013. The assessment covered verifications and investigations for “Taxes on games of luck, bets, or chance” during the period from June 2008 to December 2011. This guarantee has been recovered after the year-end due to the payment of the amount guaranteed.

The Company submitted a 15,600 thousand euro guarantee with Section 6 of the National Court of Justice for the appeal against the administrative decision taken by the CNMV on February 6, 2013 (Dossier SNC/0024/12), by virtue of which Mediaset España was declared noncompliant with different commitments, thereby authorising the Telecinco/ Cuatro transaction; a fine was levied equal to the amount of the above guarantee (Note 14).

The Company submitted two guarantees amounting to 14,909 and 2,091 thousand euros, respectively to Madrid Commercial Court number 6, in compliance with the ruling handed down on December 22, 2014 in specific provisional enforcement procedures.

There are other judicial guarantees amounting 5.941 thousand euros.

17. Share-Based Payment Schemes

As of December 31, 2018 and 2017, three long-term incentive and loyalty Plans (PIF) have been registered, approved in 2016, 2017 and 2018 referring to the periods 2016 to 2018 2017 to 2019 and 2018 to 2020 respectively. Such Plans contemplate the attribution of free rights for the allocation of Company shares to senior executives and Executive Directors of Mediaset España Comunicación S.A., conditioned to the achievement of business objectives in the said period and to the maintenance of the employment relationship at the end of the maturity period. The rights have been attributed provided that the beneficiaries allocate a part of their annual ordinary variable remuneration to the Plan in question, this amount being supplemented by the employer free of charge.

All the Plans are now in the maturity phase except the first, which was made on December 31, 2018 and cannot be exercised yet. They are included within the category of “Plans to be exercised through shares”, that is, they involve the delivery of treasury shares that the company acquires from the market.

As of December 31, 2018, it has been classified as current, specifically under Personnel (unpaid remuneration), the part corresponding to the first PIF that will be effective in 2019 and amounting to 612 thousand euros (Note 14).

PIF data summary:

	PIF (2016)	PIF (2017)	PIF (2018)

Approval date (Shareholders Meeting)	13 April 2016	27 April 2017	18 April 2018

Maturity period	13/04/16 - 31/12/18	01/01/17 - 31/12/19	01/01/18 - 31/12/20

Share delivery period	60 following days Shareholders Meeting 2019	60 following days Shareholders Meeting 2020	60 following days Shareholders Meeting 2021

MEDIASET ESPAÑA COMUNICACIÓN, S.A.

Notes to the financial statements for the year ended December 31, 2018

(In thousands of Euros)

The movements of the long-term incentive and loyalty plans in force are as follows:

	PIF 2016	PIF 2017	PIF 2018	Total
Rights assigned during the year 2016	99.359	—	—
Rights in force as of December 31, 2018	99.359	—	—	99.359

Rights assigned during 2017		77.149	—	—

Rights in force as of December 31, 2018		74.784	—	74.784
Rights assigned during 2018		—	95.393	95.393
Rights in force as of December 31, 2018	99.359	74.784	92.504	266.647

During 2018, 893 thousand euros were charged on the Income Statement as a result of these plans (616 thousand euros in December 2017).

These incentive and loyalty plans have been recognised at Fair Value:

Plan 2016: € 8.76 per share

Plan 2017: € 11.29 per share

Plan 2018: € 9.24 per share

This Fair Value has been determined as the stock average of the shares in the 30 calendar days prior to the Board of Directors approving the Annual Accounts for the year prior to the allocation.

18. Income and Expenses

a)      Breakdown of revenue

The distribution of revenue from continuing operations corresponding to the Company’s ordinary activities, broken down by category, is as follows:

Thousands of euros	2018	2017
Business segment
Advertising revenue	777,325	782,140
Rendering of services	9,706	9,601
Total	787,031	791,741

The Company’s most important client continues to be Publiespaña, S.A.U. Revenue from advertising sales to this client, 773,754 thousand euros, accounts for approximately 98% of the Company’s total revenue (2017: 778,990 thousand euros or 98% of the total) (Note 19).

MEDIASET ESPAÑA COMUNICACIÓN, S.A.

Notes to the financial statements for the year ended December 31, 2018

(In thousands of Euros)

b)      Consumption of goods for resale

The breakdown of consumption of goods for resale and consumption of raw materials and other consumables for the years ended December 31, 2018 and 2017 is as follows:

Thousands of euros	2018	2017
Consumption of goods for resale
Changes in inventories	4,168	(692)
	4,168	(692)
Goods for resale
- Purchases in Spain	205,670	180,637
- EU acquisitions	11,118	12,047
Cost of sales	216,788	192,684

c)       Wages and salaries

Thousands of euros	2018	2017
Wages and salaries	75,803	72,464
Social Security costs	15,638	15,664
Total	91,441	88,128

The breakdown of Social Security costs et al. for the years ended December 31, 2018 and 2017 is as follows:

Thousands of euros	2018	2017
Social Security	13,208	13,206
other employee welfare expenses	2,430	2,458
Total employee welfare expenses	15,638	15,664

d)      External services

The breakdown of “External services” for the years ended December 31, 2018 and 2017 is as follows:

Thousands of euros	2018	2017
Leased assets (Note 5)	680	770
Other leases	190	212
Program production costs	33.668	41.156
Management fees for rights, concessions and licenses	36.184	38.746
Repairs and maintenance	4.593	4.341
Other professional services	10.245	8.734
Transportation and messenger services	1.146	1.332
General insurance	202	162
Public relations	922	2.139
Supplies	1.981	1.969
Signal transmission and technical assistance	48.333	46.951
News agencies and post-production	10.680	10.980
Cash and non-cash prizes	2.316	2.893
Other expenses for legal and judicial risks	5.646	10.041
Other expenses and services	6.210	6.149
	162.996	176.575

MEDIASET ESPAÑA COMUNICACIÓN, S.A.

Notes to the financial statements for the year ended December 31, 2018

(In thousands of Euros)

19. Related-Party Transactions

Related companies

Company transactions in 2018 and 2017 with related parties, as well as the nature of the relationship, are as follows:

Name	Nature of the link

Advertisement 4 Adventures, S.L.U.	100% owned
Alea Media, S.A.	40% owned (4)
Alma Productora Audiovisual, S.L.	30% owned (4)
Bulldog TV Spain, S.L.	30% owned (4)
Concursos Multiplataformas, S.A.U.	100% owned
Conecta 5 Telecinco, S.A.U.	100% owned
Grupo Editorial Tele 5, S.A.U.	100% owned
Grupo Mediaset Italia	Shareholder
La Fábrica de la Tele, S.L	30% owned (4)
Mediacinco Cartera, S.L.U.	100% owned
Megamedia Televisión, S.L.	30% owned (3)
Melodía Producciones, S.L.	40% owned (4)
Netsonic, S.L.	100% owned (2)
Pegaso Television, INC	(5)
P.D.C.A. Mediterráneo, S.L.U.	100% owned
Producciones Mandarina, S.L.	30% owned (4)
Publiespaña, S.A.U.	100% owned
Publimedia Gestión, S.A.U.	100% owned (2)
Sogecable Editorial, S.L.U.	100% owned (1)
Supersport Televisión, S.L.	30% owned (4)
Telecinco Cinema, S.A.U.	100% owned
Unicorn Content, S.L.	30% owned (4)

(1)         P.D.C.A. Mediterráneo, S.L.U. at December 31, 2018.

(2)         Through Publiespaña, S.A.U.

(3)         Through Conecta 5 Telecinco, S.A.U.

(4)         Owned through P.D.C.A. Mediterráneo, S.L.U. at December 31, 2018

(5)         No links at December 31, 2018 by disposals.

The balances with the related parties listed in the preceding table at December 31, 2018 and 2017 are as follows:

MEDIASET ESPAÑA COMUNICACIÓN, S.A.

Notes to the financial statements for the year ended December 31, 2018

(In thousands of Euros)

	Trade receivables from group companies and associates (Note		Suppliers, group companies and associates		Suppliers for purchases of rights, companies and associates		Non-current loans to group companies (Note 8.1)
	31.12.2018	31.12.2017	31.12.2018	31.12.2017	31.12.2018	31.12.2017	31.12.2018	31.12.2017
Publiespaña, S.A.U.	217,467	220,001	—	—	—	—	—	—
Grupo Editorial Tele 5, S.A.U.	112	100	—	(273)	—	—	—	—
Telecinco Cinema, S.A.U.	824	1,022	—	—	—	29	26,733	24,762
Concursos Multiplataformas, S.A.U.	—	4	—	—	—	—	—	—
Conecta 5 Telecinco, S.A.U.	386	184	536	3	—	—	6,000	6,000
Producciones Mandarina, S.L.	32	35	—	1,286	1,724	—	—	—
Melodía Producciones, S.L.	—	6	—	—	—	—	—	480
La Fábrica de la Tele, S.L.	—	14	4,550	6,346	—	—	—	—
Alea Media, S.A.	—	—	450	—	—	1,427	800	210
Mediacinco Cartera, S.L.U.	—	—	—	—	—	—	—	17,046
Megamedia Televisión, S.L.	97	108	841	590	—	—	—	—
Supersport Televisión, S.L.	102	278	993	878	—	—	—	—
Netsonic, S.L.	4	4	—	—	—	—	—	—
Alma Productora Audiovis., S.L.	2	—	956	—	—	—	—	—
Unicorn Content, S.L.	14	—	3,229	—	—	—	—	—
Bulldog TV Spain, S.L.	32	—	1,101	—	—	—	—	—
Advertisement 4 Adventure, S.L.U.	172	208	—	—	—	—	—	—
Prod. Aud. Mediterráneo, S.L.U.	—	—	—	(157)	—	—	—	—
Pegaso Televisión Group	—	—	—	—	—	—	—	3,679
Mediaset Italia Group	192	(2)	638	638	—	100	156	—
	219,436	221,962	13,294	9,311	1,724	1,556	33,689	52,177

MEDIASET ESPAÑA COMUNICACIÓN, S.A.

Notes to the financial statements for the year ended December 31, 2018

(In thousands of Euros)

	Current tax payable group companies		Current liabilities with creditor group companies
	31.12.18	31.12.17	31.12.18	31.12.17
Publiespaña, S.A.U.	—	—	121,023	122,129

Grupo Editorial Tele 5, S.A.U.	—	—	5,169	165

Telecinco Cinema, S.A.U.	—	894	4,907	—

Conecta 5 Telecinco, S.A.U.	—	79	4,956	1,082

Advertisement 4 Adventure, S.L.U.	—	67	—	—
Prod. Aud. Mediterráneo, S.L.U.	—	—	—	491
Netsonic, S.L.	58	—	—	—
Concursos Multiplataformas, S.A.U.	81	—	1,677	1,132
Mediacinco Cartera S.L.U.	14,890	14,356	1,398	1,404
	15,029	15,396	139,130	126,403

	Current tax receivable, group companies		Current assets with creditor group companies
	31.12.18	31.12.17	31.12.18	31.12.17
Publiespaña, S.A.U.	22,467	22,052	—	—
Grupo Editorial Tele 5, S.A.U.	1,989	1,499	—	—
Publimedia Gestión, S.A.U.	4	55	—	—
Telecinco Cinema, S.A.U.	6	—	—	7,622
Conecta 5 Telecinco, S.A.U.	271	—	—	—
Prod. Aud. Mediterráneo, S.L.U.	2	32	20	—
Mediacinco Cartera, S.L.U.	—	—	2,871	—
Concursos Multiplataformas, S.A.U.	—	519	—	—
Alea Media, S.A.	—	—	1,879	619
Melodía Producciones, S.L.	—	—	—	1,047
Advertisement 4 Adventure, S.L.U.	35	—	6,991	7,409
Producciones Telecinco, S.A.U. (In liquidation)	—	—	15	15
	24,774	24,157	11,776	16,712

	Current payables to group companies due to tax effect (VAT)		Current loans to group companies due to tax effect (VAT) (Note 8.1)
	31.12.18	31.12.17	31.12.18	31.12.17
Publiespaña, S.A.U.	3,575	4,404	—	—
Telecinco Cinema, S.A.U.	—	—	480	467
	3,575	4,404	480	467

In 2018 and 2017, the following transactions were conducted with the related parties listed above:

MEDIASET ESPAÑA COMUNICACIÓN, S.A.

Notes to the financial statements for the year ended December 31, 2018

(In thousands of Euros)

	Purchases		Purchase of rights
	31.12.18	31.12.17	31.12.18	31.12.17
Publiespaña, S.A.U.	—	68	—	—
Conecta 5 Telecinco, S.A.U.	452	1	—	—
Telecinco Cinema, S.A.U.	—	—	1,225	425
Megamedia Televisión, S.L.	1,470	1,410	771	387
Producciones Mandarina, S.L.	3,128	4,081	4,275	1,141
La Fábrica de la Tele, S.L	24,294	27,975	—	—
Alea Media, S.A.	450	—	5,423	7,138
Melodía Producciones, S.L.	850	(10)	7,588	1,601
Bulldog TV Spain, S.L.	20,902	—	—	—
Alma Productora Audiovis., S.L.	1,582	—	—	—
Unicorn Content, S.L.	1,602	—	—	—
Supersport Televisión, S.L.	10,012	8,090	—	—
Emissions Digitals Catalunya, S.A.	—	29	—	—
Grupo Mediaset Italia	1,494	1,330	—	—
	66,236	42,974	19,282	10,692

	Advertising revenue &
	sales of rights		Other revenue
	31.12.18	31.12.17	31.12.18	31.12.17
Grupo Editorial Tele 5, S.A.U.	—	—	214	200
Emissions Digitals Catalunya, S.A.	—	—	—	45
Publiespaña, S.A.U.	773,755	778,990	5,104	5,484
Telecinco Cinema, S.A.U.	—	—	427	421
Conecta 5 Telecinco, S.A.U.	132	132	573	480
La Fábrica de la Tele, S.L	—	—	88	14
Alma Productora Audiovis.,S.L.	—	—	3	—
Concursos Multiplataformas, S.A.U.	—	—	20	3
Megamedia Televisión, S.L.	—	—	315	314
Netsonic, S.L.	—	—	19	19
Supersport Televisión, S.L.	—	—	494	1,641
Producciones Mandarina, S.L.	124	151	—	4
Alea Media, S.A.	—	—	—	1
Melodía Producciones, S.L.	—	—	—	5
Bulldog TV Spain, S.L.	—	—	46	—
Grupo Mediaset Italia	641	200	159	3
	774,652	779,473	7,462	8,634

MEDIASET ESPAÑA COMUNICACIÓN, S.A.

Notes to the financial statements for the year ended December 31, 2018

(In thousands of Euros)

	Accrued interest
	revenue		Dividends
	31.12.18	31.12.17	31.12.18	31.12.17
Grupo Editorial Tele 5, S.A.U.	—	2	8,998	649
Advertisement 4 Adventure, S.L.U.	172	209	—	—
Prod. Aud. Mediterráneo, S.L.U.	—	—	96	154
Publiespaña, S.A.U.	—	—	64,095	65,919
Telecinco Cinema, S.A.U.	735	919	—	—
Conecta 5 Telecinco, S.A.U.	150	—	—	—
Mediacinco Cartera, S.L.U.	181	319	—	—
La Fábrica de la Tele, S.L.	—	—	859	1,289
Premiere Megaplex, S.A.U.	—	—	—	2,150
Supersport Televisión, S.L.	—	—	442	446
Bulldog TV Spain, S.L.	—	—	750	—
Producciones Mandarina, S.L.	—	—	61	394
Alea Media, S.A.	17	16	—	—
Melodía Producciones, S.L.	9	10	—	—
Grupo Pegaso	97	156	—	—
	1,361	1,631	75,301	71,001

The related-party transactions consist of normal Company trading activity and are conducted on an arm’s length basis.

Directors and senior executives

In accordance with article 229.3 of the Ley de Sociedades de Capital (Spanish Companies Act), communication has not been received from any of the directors stating that they are in a situation of direct or indirect conflict with the interests of the Company in accordance with the provisions of the applicable legislation.

In 2018, no individuals represented the Company in governing bodies, as it was not a legal entity administrator in any companies.

a)      Compensation and other benefits

The breakdown of the remuneration earned by members of the Company’s Board of Directors is as follows:

Thousand of euros	2018	2017
Compensation	4,814	4,753

Attendance fees	484	600
	5,298	5,353

In addition to the information given in this section, the compensation earned by each director in 2018 is indicated below, in euros:

MEDIASET ESPAÑA COMUNICACIÓN, S.A.

Notes to the financial statements for the year ended December 31, 2018

(In thousands of Euros)

Mr. Alejandro Echevarría Busquet — Chairman of the Board of Directors

Fixed Board remuneration: 75,000.00

Allowances: 56,000.00

Fixed remuneration: 634,649.52

Variable remuneration: 221,259,000

Extraordinary gratification -

Total 986,908.52

Share rights assigned: 11,066

The accrual of these will be: 106,510.44

Mr. Paolo Vasile — CEO

Fixed Board remuneration: 75,000.00

Allowances: 28,000.00

Fixed remuneration: 929.695,02

Variable remuneration: 651,880.00

Extraordinary gratification -

Remuneration in kind: 17,855.94(**)

Total: 1,702,430.96

Share rights assigned: 35,660

The accrual of these will be: 343,229.16

(**) The basis of the remuneration in kind for the amount of 74,601.68 euros has not been taken into account.

Mr. Giuseppe Tringali — Director and Vice Chairman (*)

Fixed Board remuneration: 22,500,00

Allowances: 8.000,00

Total: 30,500.00

(*) He was Director until April 18, 2018

Mr. Massimo Musolino- Executive Director

Fixed Board remuneration: 75,000.00

Allowances: 24,000.00

Fixed remuneration: 516,113.80

Variable remuneration: 224,181.70

Remuneration in kind: 53,033.58(**)

Total: 892,329.08

Share rights assigned: 5,184

The accrual of these will be: 49,893.68

(**) The basis of the remuneration in kind for the amount of 23,812.68 euros has not been taken into account.

Mr. Mario Rodríguez Valderas- Executive Director

Fixed Board remuneration: 75,000.00

Allowances: 24,000.00

Fixed remuneration: 357,495.76

Variable remuneration: 189,071.02

Remuneration in kind: 43,892.74(**)

Total: 689,459.52

Share rights assigned: 4,261

The accrual of these will be: 41,011.50

MEDIASET ESPAÑA COMUNICACIÓN, S.A.

Notes to the financial statements for the year ended December 31, 2018

(In thousands of Euros)

(**) The basis of the remuneration in kind for the amount of 16,374.80 euros has not been taken into account.

Mr. Fedele Confalonieri — Director and Vice Chairman

Fixed Board remuneration: 75,000.00

Allowances: 56,000.00

Total: 131,000

Mr. Alfredo Messina — Dominical Director (*)

Fixed Board remuneration: 22,500.00

Allowances: -

Total: 22,500.00

(*) He was Director until April 18, 2018

Mr. Marco Giordani — Dominical Director

Fixed Board remuneration: 75,000.00

Allowances: 44,000.00

Total: 119,000.00

Mr. Giuliano Adreani — Dominical Director (*)

Fixed Board remuneration: 22,500.00

Allowances: 12,000.00

Total: 34,500.00

(*) He was Director until April 18, 2018

Mr. Borja Prado Eulate — Dominical Director

Fixed Board remuneration: 52,500.00

Allowances: 16,000.00

Total: 68,500.00

Mrs. Gina Nieri— Dominical Director

Fixed Board remuneration: 52,500.00

Allowances: 16,000.00

Total: 68,500.00

Mr. Niccolo Querci — Dominical Director

Fixed Board remuneration: 52,500.00

Allowances: 20,000.00

Total: 72,500.00

Mrs. Helena Revoredo Delvecchio- Independent Director

Fixed Board remuneration: 75,000.00

Allowances: 36,000.00

Total: 111,000.00

Mrs. Consuelo Crespo Bofill- Independent Director

Fixed Board remuneration: 75,000.00

Allowances: 60,000.00

Total: 135,000.00

Mrs. Cristina Garmendia Mendizábal- Independent Director

Fixed Board remuneration: 75,000.00

Allowances: 20,000.00

Total: 95,000.00

MEDIASET ESPAÑA COMUNICACIÓN, S.A.

Notes to the financial statements for the year ended December 31, 2018

(In thousands of Euros)

Mr. Francisco Javier Díez de Polanco- Independent Director

Fixed Board remuneration: 75,000.00

Allowances: 64,000.00

Total: 139,000.00

None of the Board Members have received any compensation for belonging to other Boards of Directors of the Group’s companies.

As was the case last year, at year end of 2018, the Company has not granted any advance payments or loans to any of its Board Members.

Regarding the benefits arrangements, the Company has taken out life insurance covering disability or death and medical insurance, for just one of the Joint CEOs, at an annual cost of 6,351 euros. These items are included in in-kind compensation.

As was the case last year, no contribution has been made to pension plans or funds on behalf of any member of the Board of Directors.

The share rights assigned are related to the Incentive and Loyalty Plan (Note 17).

b)      Compensation for top management

Compensation paid to General Directors of the Company and individuals who discharge similar functions, excluding those who are also members of the Board of Directors, is summarized as follows:

Number of persons		Total Compensation (thousands of euros)
2018	2017	2018	2017
13	13	5,661	5,345

33.051 share rights referred to the Incentive and Loyalty Plan have been assigned (Note 17).

A list of top management is included in the accompanying Corporate Governance Report.

On the other hand, 3,282 share rights were assigned to other directors and referred to the Incentive and Loyalty Plan, not belonging to the top management.

c)       Other information relating to the Board of Directors

During 2018, amounts were paid for insurance premiums covering the civil liability of its directors for damage caused by acts or omissions in their position amounting to 55 thousand euros.

During 2017, amounts were paid for insurance premiums covering the civil liability of its directors for damage caused by acts or omissions in their position amounting to 57 thousand euros.

MEDIASET ESPAÑA COMUNICACIÓN, S.A.

Notes to the financial statements for the year ended December 31, 2018

(In thousands of Euros)

20. Other disclosures

a)                  Employees structure

	2018
	At year end
	Male	Female	Total	Average for the year	Average number of employees with disability equal or superior to 33%
Senior executives	11	2	13	13	—
Executives	41	23	64	65	—
Department managers	33	31	64	65	—
Technical staff	350	249	599	596	4
Administrative personnel	28	108	136	138	2
Operators	18	—	18	18	—
Journalists	54	87	141	141	1
Temporary personnel	7	4	11	10	—
	542	504	1,046	1,046	7

	2017
	At year end
	Male	Female	Total	Average for the year	Average number of employees with disability equal or superior to 33%
Senior executives	11	2	13	13	—
Executives	42	22	64	66	—
Department managers	31	33	64	64	—
Technical staff	357	244	601	603	4
Administrative personnel	30	111	141	143	2
Operators	18	—	18	18	—
Journalists	55	86	141	139	1
Temporary personnel	7	4	11	13	—
	551	502	1,053	1,059	7

b)      Audit fees

Audit fees of the 2018 Financial Statements totalled 173 thousand euros (2017: 174 thousand euros).

In addition, the fees paid in the year for other services performed by the Company’s statutory auditors in 2018 totalled 43 thousand euros (2017: 16 thousand euros), all of them related to verification services.

c)       Foreign currency

Foreign-currency transactions related to the acquisition of audio-visual property rights and distribution rights totalled 19 million USD (2017: 28 million USD).

“Trade receivables” includes 150 thousand euros denominated in US currency at December 31, 2018 (2017:

MEDIASET ESPAÑA COMUNICACIÓN, S.A.

Notes to the financial statements for the year ended December 31, 2018

(In thousands of Euros)

214 thousand euros).

In addition, the balance of the trade payables for purchases of audio-visual property rights includes 8,820 thousand euros denominated in dollars at December 31,2018 (2017: 12,701 thousand euros).

21. Significant events after the reporting date

On 23 January 2019, the Company’s Board of Directors approved the launch of a Treasury Share Buyback Plan for their retirement up to a maximum amount of 200,000 thousand euros and with a 9.9% limit of the number of shares. This plan will be in force until the end of 2020 and was communicated to the stock market the day after the plan’s approval and is subject to all the “safe harbour” requirements recommended by the market regulators. Stock repurchase commenced on the same date. The treasury share repurchase transactions carried out from this date until the preparation of these financial statements were communicated as significant events.

22. Explanation added for translation to English

These financial statements are presented on the basis of the regulatory financial reporting framework applicable to the Company in Spain (see Note 2.1). Certain accounting practices applied by the Company that conform with the regulatory financial reporting framework may do not conform with other generally accepted accounting principles and rules.

MEDIASET ESPAÑA COMUNICACIÓN, S.A.

Directors’ Report for the year ended December 31, 2018

(In thousands of Euros)

THE SPANISH ECONOMY IN 2018

The data available on economic performance at the date of preparation of these financial statements indicate that in 2018 the Spanish economy grew by around 2.4%, slightly down on the figures recorded in the two preceding years with recorded growth of 3.2% and 3%, respectively, although Spanish GDP indicates that the Spanish economy is still the front runner among the largest European economies.

This growth is mainly based on the effect of domestic demand and most notably private consumption as, due to commercial tensions globally and the deceleration of the main European economies which, in turn, are our principal commercial partners in the area, the contribution of foreign trade to economic growth in 2018 was negative.

Indeed, performance in the large EU economies in 2018 was disappointing, particularly in the latter part of the year, with each economy recording growth of barely 0.2% in the last two quarters of the year as compared to the 0.7 percentage point growth experienced by Spanish GDP in the same periods; and of particular note was the Italian GDP’s slide into negative growth and the deceleration reported in German, the largest continental economy.

In employment terms, the good progress of the Spanish economy also translated into a reduction in the rate of unemployment to under 15% at the end of 2018 through the creation of more than half a million new jobs, which brought the total number of people in active employment (19.5 million) to the figures similar to those observed prior to the great recession eleven years ago.

As regards the global economy, average growth in 2018 was around 3.0%, down 0.6% on 2017 and explained mainly by the impact of commercial tensions while the US economy reported 2.9% growth, up 0.7% on that recorded in 2017.

As a result of the uncertainties that arose in 2018, global growth in 2019 will slow compared to the previous year and, although the good level of activity observed in the US will be maintained at approximately 3%, the outlook for Europe is less optimistic where the impact of Brexit and the deceleration in various of its main economies will have to be absorbed.

As for Spain, estimates continue to indicate GDP growth above the European average, albeit at slower rate than in the preceding year (the consensus is of growth only a few tenths above 2%) and once again mainly based on domestic demand and which, in any event, will foreseeably be accompanied by a further reduction in the unemployment rate.

In this context, the divergences, in either direction, which might be produced in relation to the central scenario described above will be aggravated by developments relating to certain matters that are crucial to the global economic performance such as: Brexit, commercial tensions between the US and China and changes in the monetary policy of central banks.

ORGANISATIONAL STRUCTURE

Mediaset España Comunicación, S.A.’s company object is the indirect management of a public television service. At 31 December 2018, it was commercially operating seven television channels (Telecinco, Factoría de Ficción, Boing, Cuatro, Divinity, Energy and Be Mad). It is also head of a Group of companies known as the Mediaset España Comunicación Group.

The distribution of the Company’s share capital at 31 December 2018 and 2017 was as follows:

	2017	2018
	% of	% of
Owner	Ownership	Ownership

Mediaset, S.p.A.	50.20	51.63
Market	47.04	48.37

Treasury shares	2.76	—
Total	100.00	100.00

The Group engages in the sale of advertising on the TV channels it operates under concessions, as well as similar, complementary and related activities, such as:

• Audio-visual production

• Distribution of content

• Sale of advertising

THE TELEVISION BUSINESS IN 2018

As indicated in the directors’ reports accompanying the financial statements for 2017, official figures for the television advertising market in 2017 made public by Infoadex indicated growth of 1%, a figure significantly below that published in the previous year and also below the GDP growth experienced during the year.

With regard to 2018, based on figures recently made public by Inforadex, television advertising fell slightly during the year (0.8%) which, in practice, indicates a level market taking the last two years as a whole (0.1% increase in cumulative terms).

As mentioned last year, this performance is also accompanied by evident volatility with respect to market performance in month-on-month and quarter-on-quarter terms and as a result it is noticeable that advertisers are taking special care when timing the contracting of their advertising spend.

However, on the other hand, once again it is evident that television is still the most dominant medium in the conventional advertising market as a whole, accounting for 38.6% of the market, down 1.4% on the figures for 2017, which, in any event, indicates the potential and resilience of the free-to-air television platform as an advertising communication tool in the face of the strength shown by on-line advertising (which already accounts for 31.6% of global advertising based on the latest figures for 2018 made public by Infoadex).

In fact, these market trends point towards greater convergence between television and digital media and advise thinking more in terms of an audio-visual market encompassing both the television advertising market and digital market offering video content, since a combination of television and digital provides a ground-breaking backdrop which both increases forms of consumption and operators’ offerings; operators who in turn are required to compete with the players offering video content in an increasingly more diversified market.

In line with this definition and per Infoadex data, the audio-visual market achieved an advertising spend in 2018 of EUR 3,078,000 thousand, representing a 4.1% increase on the figure for 2017.

The Mediaset Group has a 30.6% share of this market through its television, digital content platforms and a range of websites combining the visibility and coverage of the traditional television offering with a sound digital platform comprising direct and programmed marketing, video, a display catalogue and branded content creation.

Once again, television consumption (measured in terms of minutes per viewer per day) continued to be high since, although decreases were observed following the all-time highs recorded in mid-2013 (figures which, moreover, were undoubtedly inflated by the severity of the economic crisis) and there was a slight reversal with respect to figures in the previous year, figures continued to be reported that are some of the highest seen in our environment, which is undoubtedly a clear indication of television medium’s good health as a commercial communication tool. In this connection it should be noted that 2018 was the first full year that included guests in the calculation of television viewing figures.

As for prices, these continued to recover during the year, albeit at a slower rate than in previous years, and at the end of the reporting period it is considered that around 60% of the loss seen since the all-time highs recorded in 2007 has still to be recovered, while advertising occupancy in 2018 achieved levels that approached full occupancy.

In relation to the Mediaset Group, it should be noted that, based on figures published by Infoadex, in 2018 we had a 43.3% share in this medium’s spend, which was in line with the share achieved in 2017. These figures position us 2.8 points ahead of our main competitor, which reported a market share of 40.5% in 2018, and indicated a 0.9% improvement in our lead as compared to 2017.

As regards the audience, 2018 figures (always in terms of daily total) indicate that our Group continues to be the global leader with 28.8% of the audience share, 2 points ahead of the our main competitor.

Once again Telecinco led with an audience share of 14.1%, 0.8 points ahead of its main competitor, while Cuatro achieved a 6% audience share and the Group’s other themed channels achieved an 8.7% audience share, positioning them 1.1 points ahead of the figures achieved by the themed channels of the Group’s main competitor.

A comparison of the Company’s results in 2018 with those in 2017 shows the following:

•                       Income from operations increased from EUR 805,921 thousand in 2017 to EUR 799,400 thousand in 2018.

•                       Operating expenses decreased from EUR 701,268 thousand in 2017 to EUR 680,920 thousand in 2018, a substantial reduction reflecting the versatility of our business model in terms of market reality, which is of even greater worth because it came in a year in which the cost of retransmitting the Russian World Cup matches was incurred and our leadership both in terms of audience share and advertising market share was strengthened.

•                       Lastly, the net profit of the Company in 2018 amounted to EUR 175,089 thousand compared to the EUR 164,666 thousand recorded in 2017, an increase of 6.33% achieved in the context of a flat advertising market and which demonstrates once again the Company’s capacity to manage its cost base in a comprehensive manner.

DIVIDENDS

In 2018 an ordinary dividend of EUR 164,666 thousand was distributed with a charge to profit for 2017 and this figure was supplemented by an extraordinary dividend of EUR 32,830 thousand, resulting in the distribution of a total dividend of EUR 197,496 thousand in 2018.

INVESTMENTS IN RIGHTS AND FILMS

The Mediaset España Group is continuing with its policy of investing in audiovisual rights which it selects carefully in terms of type and content in order to maintain audience figures in the future and ensure optimum advertising.

The Group also places particular emphasis on investment in the production of Spanish series.

Particularly worthy of mention is the activity carried on by Telecinco Cinema, a wholly-owned company belonging to the Group, which is responsible for channelling the legal requirement to invest 3% of the Parent’s profit from operations in Spanish and European film production.

Based on the premise that investment in films results from a legal obligation and not from a freely made decision, it should be mentioned that in general the Group has opted for quality and ambition when it comes to the projects we undertake, based on a global strategic approach to our activities in this area, which aims to choose, where viable, productions of a certain dimension and size that can be exploited internationally based on market conditions and our financial capacity, as the obligation is imposed on the income generated irrespective of Group trends or performance and without any regard for the costs incurred or the margins obtained.

In short, the objective is to successfully link together talent, profitability and opportunities for our most brilliant or promising professionals, with the intention, as far as possible, since this is not a voluntary activity, to endeavour to maximise our investment and produce films that blend quality and box-office appeal, while bearing the Group’s hallmark.

Now, in wake of the magnificent results achieved in prior years that have raised Telecinco Cinema to the position of Spain’s leading film producer, 2018 saw the release of four film premieres which ranked among the ten top most viewed films, to which we must add “Perfectos Desconocidos”, a film premiered in 2017 which 12 months later remained in the list of the most viewed films, and also the documentary about Alejandro Sanz which was the most viewed in its category.

The Group productions premiered in 2018 were as follows:

“El cuaderno de Sara”, a thriller directed by Norberto Fernández Amado with Belén Rueda in the lead role; it was premiered at the beginning of the year in collaboration with The Walt Disney Company and was seen by almost eight hundred and fifty thousand spectators and grossed EUR 5.2 million at the box office.

“Yucatan”, a debut foray into the world of comedy by Daniel Monzón, a director responsible for box office successes such as “Celda 211” and “El Niño”. This filmed was premiered in August with Luis Tosar and Rodrigo de la Serna as lead actors. It was seen by 900 thousand spectators and grossed EUR 5 million at the box office.

“Ola de crímenes” is a black comedy directed by Gracia Querejeta, with screenplay by Luis Marías and with Maribel Verdú, Paula Echevarría and Juana Acosta as leading actors; in association with Universal Pictures, this film was premiered at the beginning of October. This film grossed more than EUR 3 million and was seen by more than half a million spectators.

“Superlópez” a screen adaptation based on the famous Spanish comic strip, directed by Javier Ruiz Caldera and with Dani Rovira in the lead role. It was premiered at the end of November and seen by more than 2 million spectators. The film grossed more than EUR 12.5 million, making it the second most popular film in 2018 with three nominations for the 2019 Goya Awards, and finally receiving the award for the film with the best special effects.

“Sanz” is a feature-length documentary based on the figure and musical works of Alejandro Sanz; this production was presented at the Malaga Film Festival and premiered in cinemas in April. It grossed almost EUR 300 thousand and was seen by forty-six thousand spectators making it the most popular documentary of the year.

As for 2019, the Group plans to launch two fictional films:

“Lo dejo cuando quiera”, a remake of a successful Italian comedy of the same name directed by Carlos Theron which will reach our cinemas on 12 April.

“Si yo fuera rico”, a film directed by Alvaro Fernández Armero and shot at the end of 2018 which is scheduled to be premiered in autumn 2019.

With regard to filming projects currently in production, four shootings are planned in 2019: “Un mundo perdido”, starring Luis Tosar and directed by Salvador Calvo, “Operación Camarón”, an adaptation of an Italian production which will once again carry the hallmark of Carlos Theron, “Malnazidos”, an action comedy brought to the big screen by Javier Ruiz Caldera and “Way Down”, a big-budget action thriller shot in English starring Freddy Highmore (of “The good doctor” fame) the international sales rights of which have been bought by the French channel TF1. Work is also continuing on the third instalment of the adventures of “Tadeo Jones” saga.

INTERNET

The Group’s multimedia universe is formed by the websites of Spain’s main channels (telecinco.es, cuatro.com, divinity.es, energytv.es, factoriadeficcion.com and bmad.es), Mitele.es (Mediaset’s live online and on demand TV platform), Mtmad.es (exclusive online video platform on the internet), Eltiempohoy.es (the Mediaset Group’s weather website), Yasss.es (website offering content for Millennials) and Mediaset.es (corporate content website), in addition to the apps of its top content (Mitele, Mediaset Sport and Big Brother) and the social networks of each channel, programme and series (Facebook, Twitter and Instagram).

All of which aim to ensure that the user is able enjoy, and interact with, the content offered whenever and wherever they want. Also, in 2018 Mediaset’s and Mtmad’s Youtube channels expanded the range of public reached by their content with clicks and live streaming of selected formats, which allowed an increase in the available advertising inventory thanks to the in-streaming visits to Group content in Youtube.

We also created a Mediaset Multi-talent Network (“MTN”), i.e. a network comprising a variety of Youtube channels including both those broadcast directly by certain celebrities from our channels with specific native content for the video platform and those created by other influencers outside the Group.

In 2018 the Mediaset Group consolidated its lead in digital video consumption, based on data provided by Comscore, with more than 2,471 million video viewings between January and December, which is far more than double the figures of our competitors.

Our television Group also led video consumption with an average of 852 million minutes of video viewed per month, which in terms of the global ranking in Spain means that we ranked fifth just behind Google Sites, Broadband TV, VEVO and Webmedia Sites. Mediaset Group ranks first in terms of traffic in Comscore’s new category for Broadcast TV and cable operators with an average of 11.7 million unique visitors per month in 2018, representing an increase of 2.4% with respect to the figures for 2017.

As for the main channels, both Telecinco.es and Cuatro.com became leading TV websites in terms of total video consumption (487 million and 124 million, respectively), by far surpassing the figures of its main competitors.

As regards television content platforms, Mitele.es bolstered its lead in video consumption with 1,529 million recordings served, meanwhile the native digital content platform Mtmad achieved a total of 57 million content viewings.

Also, Mediaset España’s Youtube channel ended the year having accumulated more than 302 million video viewings in the period from January to December, while the total number of downloads accumulated by the Group’s apps amounted to 10.2 million, divided among Mitele (8.5 million), Big Brother (1.5 million) and Mediaset Sport (234,000).

Particularly worthy of mention are the new viewing windows as mobile consumption already accounted for 80% of the Group’s total internet consumption in 2018, which, with a view to increasing coverage in response to the unstoppable, widespread market tendency of offering content in the greatest possible number of windows, three years ago led us to make our live and on-demand TV platforms available on the connected smart TVs, resulting in a greater, more diversified consumption that require constant technological adaptation and also the extension of our broadcasting rights for each new window.

Moreover, in view of current competition with other platforms, the Group implemented a Youtube growth strategy through, on the one hand, the creation of a talent network and, on the other, by including the programmes produced by the Group in the live video broadcasts platform (e.g. GH VIP’s 24-hour channel or the digital radio programme MorninGlory) and in addition to adding content already broadcast by certain Mediaset and Mtmad programmes.

Lastly, it should mentioned that our digital ecosystem continues to follow a strategy actively aimed at improving our positioning in searches for content in the Group’s websites and also including new narrative tools, sending content via whatsapp, subscription to and sending of newsletters, publication of content in smart home devices, reinforcing the position in social networks and strengthening of the knock-on effect of other platforms and Youtube to the Group’s websites and all the broadcast on TV.

TREASURY SHARES

At 31 December 2018, the Group held one treasury share of the Company compared to the 9,282,275 treasury shares held at 31 December 2017 the nominal value of which (par value of EUR 4,641 thousand) represented 2.76% of the share capital for a total amount of EUR 100,500 thousand, which is below the maximum permitted by the Spanish Limited Liability Companies Law for listed companies.

These treasury shares were subsequently retired in accordance with the resolution of the Annual General Meeting held on 18 April 2018.

PAYMENTS TO SUPPLIERS

In 2018 the average period of payment to the Company’s Spanish suppliers was 65 days, which was shorter than that recognised in 2017 (70 days).

It should be noted that the difference with respect to the maximum payment period stipulated in the legislation combating late payment is due almost exclusively to the stringent control exercised by the Group in relation to the corporate and tax requirements to be met in relation to the invoices received, which means that the invoices may not be paid until the issues identified therein have been resolved. Otherwise, the Group complies scrupulously with the regulations contained in the legislation combating late payment.

MEDIASET ESPAÑA SHARES

In 2018 stock market performance was affected by volatility and uncertainty. Annual highs were achieved in January and from then onwards followed a downward trend as the economic downturn of certain mainly European major economies consolidated. Performance was further affected by the political uncertainty arising as a result of exceptional circumstance such as Brexit, the tariff war between the US and China and uncertainties about the course of the monetary policies of the central banks.

US equities performed best in 2018 achieving all-time highs for its principal indices in the second half of the year. However, in the last stretch of the year and one of the worst Decembers in living memory, the Dow Jones and Nasdaq lost the year’s cumulative advances and fell by 5.6% and 3.9% respectively.

The European indexes suffered significant declines, with across-the-board losses recorded ranging from a 11% drop in the French CAC 40 index to the 18.3% drop experienced by Germany’s DAX index, while the FTSE 100 and the FTSEMIB indexes fell by 12.5% and 16.1% respectively. Lastly, the Euro Stoxx50, European benchmark index made up of the fifty largest most liquid stocks, fell by 14.3% in 2018.

As far as Spain is concerned, the IBEX35 slid by 15% (the biggest fall since 2010), with just eight securities achieving a gain and 27 reporting a decline. In reality, as indicated earlier, this performance mirrored the other European indexes in which banks suffered most, with the select Spanish index achieving its annual high on 23 January and its low on 24 October.

In the case of Mediaset España, our shares suffered most with a drop of 41.3%, a fall that would be reduced to 34.9% if the effect of the dividend of EUR 0.6 per share paid in 2018 is taken into account. The market price of our shares reached its maximum of EUR 9.83 on 5 January and subsequently fell continually to its minimum of EUR 5.37 on 27 December.

The number of Mediaset España securities traded in 2018 amounted to 342.3 million, implying a capital turnover ratio for the Parent of one. The trading volume was EUR 2,576.6 million, which was below that recorded in 2017, and the increasing fragmentation of stock market trading should be mentioned which makes achieving uniform comparative figures more complicated.

Mediaset España stock market capitalisation was EUR 1,798 million at 31 December 2018 and was ranked 32nd among the members of the IBEX 35 and 4th with respect to the European media groups which in turn represents 85% of the aggregate market value of the other Spanish listed media groups.

CORPORATE GOVERNANCE

Corporate Governance best practices pursue the implementation of rules, principles and incentive in companies that help protect the interests of the company and the stakeholders and guarantee professional management conduct.

Mediaset España’s commitment to the rules and principles of good governance has been evident from the moment we became a listed company in 2004. Ever since then, our principal objective has been to adapt our various bodies of rules to the Code of Good Governance and to approve others as then non-existent: our Code of Ethics, mandatorily applicable to any individual or legal entity that collaborates with us in any area or by any means, and the Internal Code of Conduct of Mediaset España Comunicación, S.A. and its Group of companies for matters related to Securities Markets.

This also implied a quantitative and qualitative review of the Board of Directors and the Committees in order to comply with the recommendations in this area.

The verification by independent auditors of our reports on (i) Corporate Governance; (ii) Remuneration Policy (Deloitte); and (iii) Corporate Responsibility (PriceWaterhouseCoopers), including the binding submission of the latter to the shareholders at the Annual General Meeting, has positioned us at the forefront of the companies composing the IBEX-35 in terms of corporate governance, as has been acknowledged by various institutions specialising in this area.

With regard to the non-financial information, it has been included into the Non-Financial Information Statement 2018 of Mediaset España Comunicación, in which the Company is integrated as Parent Company and likewise, the Annual Corporate Governance Report for the same year is presented separately.

HEDGING OF FINANCIAL RISKS

The Group arranges financial instruments to hedge transactions denominated in foreign currencies (mainly purchases of external production rights). These hedging transactions aim to mitigate the impact on the consolidated statement of profit or loss of exchange-rate fluctuations in relation to outstanding liabilities corresponding to the aforementioned transactions and, for such purpose, purchases of currencies are arranged for the amount of such liabilities at the scheduled payment dates.

RISK CONTROL

The Group’s risk management policy is described in Note 8.3 to the accompanying financial statements.

RESEARCH AND DEVELOPMENT

Our main investments are concentrated on the present and future content broadcast by our Group. We do not have a specific Investment and Development department, although innovation is one of our critical points of development.

ENVIRONMENTAL MATTERS

In view of the business activities of the Group, it does not have any environmental liability, expenses, assets, provisions or contingencies that might be material with respect to its equity, financial position or results.

SIGNIFICANT EVENTS AFTER THE REPORTING PERIOD

As indicated in the notes accompanying this consolidated directors’ report, on 23 January the Company’s Board of Directors approved a share buyback plan for a total amount of EUR 200 million which may not exceed 9.9% in terms of the number of shares and is in force until February 2020. Execution of the plan commenced on 24 January.

CAPITAL STRUCTURE

At 31 December 2018, the Parent’s share capital amounted to EUR 163,718 thousand representing 327,435,216 shares (31 December 2017: EUR 168,359 thousand representing 336,717,490 shares). All the shares are represented by book entries and are of the same class.

The Parent’s shares are traded on the Madrid, Barcelona, Bilbao and Valencia Stock Exchanges. The ISIN code is ES0152503035.

Mediaset España Comunicación, S.A. has been an IBEX 35 listed company since 3 January 2005.

OUTLOOK FOR THE COMPANY’S BUSINESS

Historically, the free-to-air television line of business was directly dependent on advertising which, in turn, was seen to have a strong correlation with economic development in general and with consumer spending in particular, i.e. behaviour typical of cyclical businesses.

More recently, however, it has been observed that this cyclical nature has ceased as, without it being possible to state unequivocally that advertising has disconnected from the macro economic variables, the stability observed in its performance over the last two years is not consistent with the growth in GDP and consumer spending reported over the same period.

In addition, albeit still in an early phase, but highly significant because it offers much higher growth than that afforded by more conventional advertising, the Group is increasing its revenue base to include at least two business lines which offer a promising future: revenue from digital advertising through our internet platforms, the sale of content to third parties taking advantage of the important weight our in-house productions have in our programme schedule together with the existence of a steadily increasing structural base for the creation of content both directly in house or through stakes in independent producers.

Specifically with regard to this production and content-distribution activity, the Group created a company (“Mediterráneo”) at the end of 2018 to serve as a content warehouse to bring together, from a business perspective, those non-advertising activities which already have a proven record of experience and success and encompass a diverse range of categories such as entertainment, fiction, films, sporting events and digital formats, to which we add our experience in content marketing (we already have customers in approximately 190 territories) to other operators, channels, supports, SVOD platforms, etc.

Therefore, in light of the above, we can state that, always mindful to retain its position as a frontrunner and which has led us to maintain our undisputed lead among the Spanish communication groups, our Group intends to go beyond being a TV operator to become a communications media company in the broadest sense of the word, maintaining its privileged position where traditional television is concerned while working to strengthening and develop those new lines of business that afford the greatest opportunities; a task we are well prepared for in view of our experience and success in the sale of advertising and in the creation, production and exploitation of multiplatform audio-visual content.

In view of the foregoing, we reiterate that our Group’s business in 2019 cannot be separated from the general macroeconomic context in which we carry on our activities or from the aggregates most closely correlated with it, although this interdependence will have to be qualified by cyclical factors and their own correlation to the macroeconomic aggregates mentioned above. Accordingly, we will continue to closely monitor the performance of parameters such as consumer spending which are valued by advertisers and taken into consideration in their investment decisions.

Based on data of television consumption measured in minutes/day and the weight of free-to-air television in terms of global audio-visual consumption via the various platforms, we also expect television advertising revenues’ share of the global advertising market to remain reasonably stable as it has in recent years which is a demonstration of television’s importance as a channel for distributing promotional messages due to its penetration, simultaneous exposure to consumers, standardised audience and impact measurement techniques, and the security of its environment, namely, that it is a the strictly-regulated media.

We will also continue our efforts to guarantee the distribution of our content across all the platforms and devices at the spectators’ disposal (TV, on-line platforms, etc.). To this end we will continue to invest in economic and human resources as in recent years, following a strategy based on the sale of advertising via the various media as the main source of revenue.

In this context of a changing market and new forms of audio-visual content distribution, our Group’s business strategy will continue to focus on maintaining our lead both in terms of audience and exploitation of the advertising market, with a strong presence in the production of in-house content both through our own media and in association with independent producers, including those in which we have a non-controlling ownership interest which have increased in number in recent years in line with the broadening observed in the range of our product base.

Indeed, we consider that robust and diverse in-house production provides us with a unique strong point that enables us both to equip ourselves with exclusive content that has historically been praised by the public and to take advantage of the marketing opportunity as new operators appear in the audio-visual world which demand quality content.

As mentioned earlier, we will also pursue our in-house content marketing strategy which, although it still only accounts for a small proportion of our revenue, has increased at a steady pace in recent years to become a profitable business line with a future.

As in the past we will continue to pay close attention to costs in order to adapt to market conditions that affect revenue generation and, aided by the relative importance of in-house production, establish an optimal basis allowing us to maximise our margins and cash flows and to take advantage of the operating leverage inherent to the free-to-air television industry.

As far as our programming schedule is concerned, we will continue to exploit those categories enjoyed by audiences in the past that turned us into the leading Group, and to promote our strategy aimed at the diversification and targeting of audiences through our family of channels with a view to achieving enhanced rapport with audiences and a more effective business card vis-à-vis our customers. In the context of sporting event rights our strategy will continue to focus on taking advantage of the windows of opportunity that enable us to transmit popular events that are able to increase our advertising and audience levels provided that the cost of buying such rights ensures returns.

Lastly, the maintenance of a solid financial and equity position (embodied by the absence of debt and positive cash flows) will remain a key objective in the belief that this not only allows us to consider the operating and business opportunities that arise in such an ever-changing market in an objective and independent manner, but also strengthens our competitive position given the high financial leverage affecting the majority of the companies operating in our sector.

We will remain attentive to opportunities for investment (in particular those with regard to our new digital and content production and distribution business lines) that may report growth or increase Group margins, to which end our positive cash position and our untapped borrowing capacity puts us at a unique advantage.

We will also continue with our shareholder remuneration policy to distribute surplus cash (through the various means available to us, dividends, purchase of treasury shares, etc.).